As filed with the Securities and Exchange Commission on October 4, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

________________________________

RUMBLEON, INC.
(Exact name of registrant as specified in its charter)

________________________________

Nevada	46-3951329
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

901 W. Walnut Hill Lane, Suite 110A
Irving, Texas 75038
(214) 771-9952
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

________________________________

Mathew W. Grynwald
General Counsel
RumbleOn, Inc.
901 W. Walnut Hill Lane, Suite 110A
Irving, Texas 75038
(214) 771-9952
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

________________________________

Copies to:

Geoffrey L. Newton
Sarah J. Dodson
Baker Botts L.L.P.
2001 Ross Avenue, Suite 900
Dallas, Texas 75201
(214) 953-6500

________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 4, 2023

PRELIMINARY PROSPECTUS

Subscription Rights to Purchase Up to            Shares
of Class B Common Stock at $            Per Share

RumbleOn, Inc., a Nevada corporation (the “Company,” “RumbleOn,” “we,” “us,” or “our”), is distributing at no charge to the holders of (i) our Class A common stock, par value $0.001 per share (“Class A common stock”), and (ii) Class B common stock, par value $0.001 per share (“Class B common stock” and, together with the Class A common stock, the “common stock”), in each case as of the close of business on            , 2023 (the “record date”), subscription rights (“subscription rights”) to purchase up to            shares of Class B common stock at price of $            per share (the “subscription price”). The aggregate subscription value of all shares of Class B common stock available purchase in the rights offering (the “rights offering”) is $100.0 million. Each holder of common stock (each, an “eligible stockholder”) will receive one subscription right for each share of our common stock owned as of the record date. Each subscription right entitles the holder to purchase            shares of Class B common stock. If you fully exercise your basic subscription rights and other eligible stockholders do not fully exercise their basic subscription rights, you will have an over-subscription right to purchase additional shares of Class B common stock that would otherwise remain unsubscribed at the expiration time (as defined below) for the rights offering. We will not issue any fractional shares of Class B common stock in the rights offering. The subscription rights are not transferable, and there will be no public market for the subscription rights.

The purpose of the rights offering is to raise equity capital in a process that provides all of our eligible stockholders the opportunity to participate on a pro rata basis. The net proceeds from the rights offering will be used to prepay debt under that certain Term Loan Credit Agreement, dated as of August 31, 2021 (as amended, the “Oaktree credit agreement”), by and among the Company, as borrower, the subsidiary guarantors party thereto from time to time (the “guarantors”), Oaktree Fund Administration, LLC, as administrative agent and as collateral agent (in such capacities, “Oaktree”) and the lenders from time to time party thereto (the “lenders”) in an amount equal to the greater of (i) 50% of the net cash proceeds of the rights offering and (ii) $50.0 million, with the remainder being available to fund the growth and development of the Company’s business, including for possible acquisitions.

The subscription rights will be distributed and exercisable beginning on the date hereof. The subscription rights will expire and will have no value if they are not exercised prior to the expiration time for the rights offering (the “expiration time”), which is currently expected to be 5:00 p.m. Eastern time, on            , 2023, unless we, in our sole discretion, extend the period for exercising the subscription rights. You should carefully consider whether or not to exercise your subscription rights before the expiration time. You may not revoke the exercise of a subscription right after receipt of the payment of the subscription price as described in this prospectus. We reserve the right to terminate the rights offering at any time before the expiration time and for any reason.

On August 8, 2023, we entered into a standby purchase agreement (the “standby purchase agreement”) with Mark Tkach (“Mr. Tkach”), William Coulter (“Mr. Coulter”), and Stone House Capital Management, LLC (“Stone House” and, collectively with Mr. Tkach and Mr. Coulter, the “standby purchasers”), each of whom is a holder of our Class B common stock. The standby purchase agreement provides that the standby purchasers will purchase from the Company in a private placement (the “backstop private placement”) any shares of Class B common stock included in the rights offering that are not (after taking into account the exercise of the over-subscription rights granted to the eligible stockholders) subscribed for and purchased by the eligible stockholders (collectively, the “backstop securities”) for the same per share subscription price payable by the eligible stockholders electing to exercise their subscription rights in the rights offering. In light of the standby purchase agreement, we expect that we will receive gross proceeds of $100.0 million if the rights offering is completed, whether or not any of the subscription rights are exercised by eligible stockholders other than the standby purchasers.

In addition, certain of our officers and directors, including Messrs. Tkach, Coulter, and Cohen, and their affiliates, who in the aggregate beneficially own approximately 45.4% of our common stock outstanding prior to the rights offering, have indicated that they intend to participate in the rights offering and fully subscribe for the shares of Class B common stock subject to their subscription rights.

As a result of the rights offering and the backstop private placement (collectively, the “rights offering transactions”), the ownership interests of the standby purchasers in the Company are likely to increase. If all of the eligible stockholders exercise their subscription rights in full, the ownership interests of the standby purchasers in the Company will remain the same, with the standby purchasers continuing to beneficially own the following percentages of our Class B common stock: Mr. Tkach: 15.9%; Mr. Coulter: 15.9%; and Stone House: 13.5%. On the other hand, if none of the eligible stockholders (other than the standby purchasers and our other officers and directors who have indicated that they intend to participate in the rights offering) exercise their subscription rights, the standby purchasers will beneficially own the following percentages of our Class B common stock after the rights offering transactions (assuming no additional shares of Class B common stock are issued by us prior to the closing of the rights offering): Mr. Tkach:            %; Mr. Coulter:            %; and Stone House:            %.

There is no minimum number of shares of Class B common stock that we must sell in order to complete the rights offering. If you exercise your basic subscription rights in full, you will have an over-subscription right to purchase additional shares of Class B common stock that remain unsubscribed at the expiration time, subject to the availability and allocation of shares of Class B common stock among eligible stockholders exercising their over-subscription rights as further described in this prospectus. Eligible stockholders who do not participate in the rights offering will continue to own the same number of shares as they do prior to the rights offering, but after the rights offering transactions will own a smaller percentage of the total shares outstanding than they owned prior to rights offering. Subscription rights that are not exercised before the expiration time will expire and have no value.

We are distributing the subscription rights and offering the underlying shares of Class B common stock directly to you. We have not employed any brokers, dealers, or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees, or discounts will be paid in connection with the rights offering. Broadridge Corporate Issuer Solutions, LLC is acting as the subscription agent and information agent for the rights offering. Although certain of our directors, officers, and other employees may solicit responses from you, those directors, officers, and other employees will not receive any commissions or compensation for their services other than their normal compensation. Neither the Company nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering your best interests and all of the information contained and incorporated by reference herein.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) of the Nasdaq Stock Market LLC under the symbol “RMBL.” On            , 2023, the last reported sale price for our common stock on the Nasdaq was $          per share.

Investing in shares of Class B common stock involves risks. You should carefully review and consider the information contained in this prospectus, including the risk factors beginning on page 9 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See “Where You Can Find More Information” beginning on page 45.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If you have any questions or need further information about this rights offering, please call Broadridge Corporate Issuer Solutions, LLC, our information agent for this rights offering, at (888)789-8409 (toll-free).

It is anticipated that delivery of the Class B common stock purchased in this rights offering will be made on or about            , 2023.

The date of this prospectus is            , 2023.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus. No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this prospectus in connection with the rights offering, and, if given or made, such information or representations must not be relied upon as having been authorized by us.

This prospectus and the information incorporated by reference herein include statistical and other industry and market data that we obtained from industry publications and research, surveys, and studies conducted by third parties. All of the market data used in this prospectus and the information incorporated by reference herein involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. We believe that the information from these industry publications, surveys, and studies is reliable. Our business is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, particularly under the heading “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by us.

Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein is correct as of any date subsequent to the date hereof. You should assume that the information appearing in this prospectus, or any document incorporated by reference, is accurate only as of the date of the applicable document, regardless of the time of delivery of this prospectus or the time of any exercise of the subscription rights. Our business, financial condition, results of operations, and prospects may have changed since such date. You should read the detailed information regarding us, our securities, and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference prior to making your investment decision.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe any restrictions as to, the rights offering and the distribution of this prospectus applicable to those jurisdictions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. These statements, which in some cases you can identify by terms such as “anticipates,” “believes,” “contemplates,” “continues,” “could,” “ensures,” “estimates,” “expects,” “intends,” “likely,” “may,” “might,” “plans,” “potential,” “predicts,” “projects,” “shall,” “should,” “strategy,” “targets,” “will,” “would,” and similar expressions, are intended to identify forward-looking statements, relate to future events, or to our future operating or financial performance, and involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These statements include statements regarding our future strategy, operations, cash flows, financial position, and economic performance including, in particular, future sales, competition, and the effect of economic conditions.

Although we believe that these statements are based upon reasonable assumptions, these statements express opinions about future outcomes and non-historical information and are subject to a number of risks and uncertainties, many of which are beyond our control. In addition, in many cases they assume or are contingent on future business decisions that are subject to change and, therefore, there is no assurance that the outcomes expressed in these statements will be achieved. Some of the assumptions, future results, and levels of performance expressed or implied in the forward-looking statements we have made or may make in the future inevitably will not materialize, and unanticipated events may occur which will affect our results. Investors are cautioned that forward-looking statements are not guarantees of future performance.

There are a variety of factors that could cause actual results to differ from the forward-looking statements in this prospectus and the information incorporated by reference herein, including the following factors:

•        our ability to consummate the rights offering and backstop private placement on the terms described in this prospectus, which is subject to the possibility that we may be unable to satisfy the conditions to the closing of the rights offering and backstop private placement or that the rights offering or the standby purchase agreement may be terminated;

•        our ability to comply with the covenants contained in the standby purchase agreement, the Oaktree credit agreement, and other contracts to which we are a party during the pendency of the rights offering;

•        our expectations related to the use of the net proceeds from the rights offering, our ability to implement the use of proceeds as currently expected, and our ability to achieve the anticipated benefits of such use of proceeds;

•        other risks to the consummation of the rights offering and the backstop private placement, including the risk that any or all of such transactions will not be consummated within the expected time period or at all;

•        our significant indebtedness and the covenants in our debt agreements, as well as the fact that the interest rates payable under our debt agreements are increasing;

•        our ability to obtain additional financing;

•        the material weakness in our internal control over financial reporting identified in our Annual Report on Form 10-K for the year ended December 31, 2022, and our ability to implement our plan to remediate such weakness;

•        changes in general economic conditions and demand for our products and services;

•        consumer acceptance of our business model;

•        our ability to acquire vehicles that satisfy consumer demand;

•        the results of investments made in the development, growth, and expansion of our business;

•        any diversion of management’s attention in connection with acquisitions and other corporate transactions, such as the rights offering;

•        difficulties in integrating acquired businesses;

•        any inability to retain or attract qualified personnel;

•        any inability to develop, maintain, or market our brands;

•        any inability to drive traffic to our website and mobile applications;

•        any inability to grow our complementary product offerings;

•        any failure of third parties to provide financing, extended protection products, or other products or services to our customers;

•        any failure of third parties to provide certain operating or administrative functions for us;

•        changes to the supply or prices of new or pre-owned vehicles;

•        competitive pressures from existing and new companies;

•        climate change legislation or regulations restricting emission of greenhouse gases;

•        any failure to adequately protect personal information;

•        any failure to adequately protect our intellectual property;

•        any failure to obtain or maintain adequate insurance coverage;

•        adverse conditions affecting one or more of the powersports manufacturers with which we hold franchises;

•        any change or deterioration in the relationship with the manufacturers of vehicles we sell;

•        any reduction or discontinuing of sales incentive, warranty, or other promotional programs by manufacturers; and

•        other factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, and in other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, particularly under the heading “Risk Factors.”

We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required under the securities laws of the United States. You are advised, however, to consult any additional disclosures we make in our reports filed with the SEC.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The questions and answers set forth below do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and about our business, including potential risks related to the rights offering, our Class B common stock, and our business. Exercising the subscription rights and investing in shares of Class B common stock involve a high degree of risk. We urge you to carefully read the “Risk Factors” section of this prospectus and all other information included in, or incorporated by reference into, this prospectus in its entirety before you decide whether to exercise your subscription rights.

Q:     What is the rights offering?

A:     We are distributing to you, at no charge, one non-transferable subscription right to purchase            shares of Class B common stock at the subscription price for every share of our Class A common stock or Class B common stock that you owned as of the record date (which is at the close of business on            , 2023). You will have the right to elect to exercise the subscription rights we distribute to you during the period commencing on the date hereof and ending at the expiration time.

Q:     Who are the eligible stockholders who will participate in the rights offering?

A:     The eligible stockholders consist of the holders of the following securities of the Company as of the record date (the “eligible securities”):

•        Class A common stock; and

•        Class B common stock.

Q:     Why are we conducting the rights offering?

A:     The purpose of the rights offering is to raise equity capital in a process that provides all of our eligible stockholders the opportunity to participate on a pro rata basis. The net proceeds from the rights offering will be used to prepay debt under the Oaktree credit agreement in an amount equal to the greater of (i) 50% of the net cash proceeds of the rights offering and (ii) $50.0 million, with the remainder being available to fund the growth and development of our business, including for possible acquisitions. See “Use of Proceeds” in this prospectus for more information.

Q:     Will fractional subscription rights be issued?

A:     No. We will not sell fractional shares of Class B common stock. Accordingly, as each subscription right represents the right to purchase            shares of Class B common stock, you must hold at least            shares of Class A common stock or Class B common stock to receive subscription rights to purchase at least one share of Class B common stock in the rights offering. Eligible stockholders will only be entitled to purchase a whole number of shares of Class B common stock, rounded down to the nearest whole number of shares of Class B common stock. For example, if you owned 1,000 shares of our Class B common stock on the record date, you would be granted subscription rights to purchase an aggregate of            shares of Class B common stock (after rounding down to the nearest whole share) at the subscription price.

Q:     How was the subscription price determined?

A:     A special committee (the “special committee”) of our board of directors set the subscription price at a level which, in its good faith discretion, reflected a sufficient discount from recent trading prices of the Class B common stock to achieve broad based participation by eligible stockholders of the Company in the rights offering. The special committee also took into account that the standby purchase agreement provides that, if the commitment of the standby purchasers was to be effective, the subscription price was not to be higher than $6.15 per share of Class B common stock. In addition, in setting the subscription price, the special committee, with the advice and input of senior management of the Company and D.A. Davidson & Co., as financial advisor to the special committee, considered a number of factors, including: alternatives available for raising

v

capital, taking into account Nasdaq listing standards and other applicable regulations, the likely cost of capital from other sources and general conditions of the securities markets, historical and current trading prices for our Class B common stock, our contractual obligations, our need for liquidity and capital, and the levels of dilution to be experienced by non-participating stockholders as a result of the rights offering.

Q:     What is a subscription right?

A:     Each subscription right gives our eligible stockholders the right to purchase            shares of Class B common stock at the subscription price, which is payable in cash. We have granted to you, as an eligible stockholder as the record date, one subscription right for every one share of our common stock held by or issuable to you at that time. For example, if you owned 100 shares of our Class B common stock as of the record date, you received 100 subscription rights, each of which entitles you to purchase            shares of Class B common stock at the subscription price. You may exercise all or a portion of your subscription rights or you may choose not to exercise any subscription rights at all.

Q:     Will I also receive over-subscription rights in the rights offering?

A:     Yes. If you fully exercise your basic subscription rights and other eligible stockholders do not fully exercise their basic subscription rights, you will have an over-subscription right to purchase additional shares of Class B common stock that remain unsubscribed at the expiration time. The maximum number of shares of Class B common stock that may be issued in the rights offering is            shares of Class B common stock. If an insufficient number of shares of Class B common stock is available to fully satisfy all over-subscription right requests, then eligible stockholders exercising over-subscription rights will be allocated additional shares in the proportion which the number of shares such eligible stockholder purchased through their basic subscription right bears to the total number of shares that all eligible stockholders exercising over-subscription rights purchased through their basic subscription right.

In order to exercise your over-subscription right, you must deliver the subscription payment for exercise of your over-subscription right before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares of Class B common stock before the expiration of the rights offering, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of Class B common stock that you wish to subscribe for pursuant to your over-subscription right. Any excess subscription payments received by the subscription agent as a result of proration will be returned by the subscription agent to you without interest or deduction, as soon as practicable after the expiration time.

Q:     How many shares of Class B common stock may I purchase if I exercise my subscription rights?

A:     Each subscription right will entitle the holder to purchase            shares of Class B common stock at the subscription price, which shall be paid in cash. You may exercise any number of your subscription rights. You may be able to purchase additional shares of Class B common stock if you exercise your over-subscription right as described above. You will not be able to purchase any fractional shares of Class B common stock in the rights offering.

Q:     Am I required to subscribe in the rights offering?

A:     No.

Q:     Am I required to exercise all of the subscription rights I receive in the rights offering?

A:     No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Q:     What happens if I choose not to exercise my subscription rights?

A:     If you choose not to exercise your subscription rights, you will retain your current number of shares of eligible securities of the Company. If other stockholders exercise their subscription rights or if shares of Class B common stock are issued to the standby purchasers in the backstop private placement, the percentage of our Class B common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to exercise your over-subscription right.

Q:     If I am a holder of restricted stock units (“RSUs”), may I participate in the rights offering?

A:     No. Holders of RSUs on the record date will not be entitled to participate in the rights offering, except to the extent such RSUs have become fully vested and the Company has issued shares of our Class B common stock in respect thereof prior to the record date.

Q:     Will the equity awards of our employees, officers, and directors automatically convert into Class B common stock in connection with the rights offering?

A:     No, equity awards will not automatically convert into Class B common stock in connection with the rights offering. Holders of our equity awards, including outstanding restricted stock units and other unvested equity instruments, will continue to hold such awards in accordance with the existing terms thereof.

Q:     How soon must I act to exercise my subscription rights?

A:     If you are an eligible stockholder and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed subscription rights certificate and payment prior to the expiration time, which currently is            , 2023, at 5:00 p.m., Eastern time. If you hold your shares in the name of a custodian bank, broker, dealer, or other nominee, your nominee may establish a deadline prior to the expiration time by which you must provide it with your instructions as to the exercise of your subscription rights and make payment for shares of Class B common stock. Our board of directors may, in its discretion, extend the rights offering one or more times.

Q:     Does the Company need to achieve a minimum participation level in order to complete the rights offering?

A:     No. We may choose to consummate, amend, extend, or terminate the rights offering regardless of the number of shares of Class B common stock actually subscribed for by stockholders.

Q:     Can the Company terminate the rights offering?

A:     Yes. Our board of directors may terminate the rights offering at any time prior to the expiration time for any reason. If we terminate the rights offering, any money received from subscribing eligible stockholders will be refunded as soon as practicable, without interest or deduction on any payments refunded to you.

Q:     May I transfer my subscription rights if I do not want to purchase any shares of Class B common stock?

A:     No. The subscription rights are not transferable. You may not sell, transfer, or assign your subscription rights to anyone else. The sale or other transfer of any eligible securities after the record date but prior to the closing of the rights offering will not result in the transfer of any subscription rights.

Q:     When will the rights offering expire?

A:     The subscription rights will expire and will have no value if not exercised prior the expiration time, unless we decide to extend the rights offering until some later time or terminate it earlier.

Q:     Is there a guaranteed delivery period?

A:     No. There is no guaranteed delivery period in connection with the rights offering, so you must ensure that you properly complete all required steps prior to the expiration time, unless we decide to extend the rights offering to some later time or terminate it at an earlier time.

Q:     How do I exercise my subscription rights if I own shares in certificate form?

A:     You may exercise your subscription rights by properly completing and executing your subscription documents and subscription rights certificate and delivering them, together in full with the subscription price for each share of Class B common stock you subscribe for, to the subscription agent on or prior to the expiration time. If you use mail, we recommend that you use insured, postage prepaid, registered mail, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration time.

If you send a payment that is insufficient to purchase the number of shares of Class B common stock you requested, or if the number of shares of Class B common stock you requested is not specified in the forms you submit, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares of Class B common stock in the rights offering and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following the expiration time.

Q:     What form of payment is required to purchase shares of Class B common stock?

A:     As described in the instructions accompanying the subscription rights certificate, you must timely pay the full subscription price for the full number of shares of Class B common stock you wish to acquire upon exercise of your subscription rights by delivering to the subscription agent a U.S. Postal money order, certified check, bank draft, cashier’s check, uncertified personal check, or wire transfer of funds. Please do not send your payment directly to the Company.

Q:     What should I do if I want to participate in the rights offering but my shares are held in the name of my custodian bank, broker, dealer, or other nominee?

A:     If you hold eligible securities through a custodian bank, broker, dealer, or other nominee, we will ask your custodian bank, broker, dealer, or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your custodian bank, broker, dealer, or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer, or other nominee the form entitled “Beneficial Owner Election Form” substantially in the form accompanying this prospectus. You should receive this form from your custodian bank, broker, dealer, or other nominee with the other rights offering materials. You should contact your custodian bank, broker, dealer, or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:     What should I do if I want to participate in the rights offering, but I am an eligible stockholder with a foreign address or an eligible stockholder with an Army Post Office or Fleet Post Office address?

A:     The subscription agent will not mail subscription rights certificates to you if you are an eligible stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent in writing or by recorded telephone conversation no later than five business days prior to the expiration time. The Company will determine whether the rights offering may be made to any such eligible stockholder. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q:     Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:     No. We will not charge a brokerage commission or a fee to eligible stockholders for exercising their subscription rights. However, if you exercise your subscription rights through a custodian bank, broker, dealer, or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer, or nominee.

Q:     Are there any conditions to my right to exercise my subscription rights?

A:     Yes. Our board of directors may terminate the rights offering at any time prior to the expiration time for any reason. In addition, we may terminate the rights offering, in whole or in part, if at any time before the expiration time there is any judgment, order, decree, injunction, statute, law, or regulation entered, enacted, amended, or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering.

Q:     Has the board of directors made a recommendation regarding the rights offering?

A:     Neither the Company nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering your best interests and all of the information contained and incorporated by reference herein, especially the “Risk Factors” section of this prospectus.

Q:     Has the Company secured a backstop commitment for the rights offering?

A:     Yes. The Company has entered into standby purchase agreement with three standby purchasers under which we agreed to sell to the standby purchasers, and the standby purchasers agreed to purchase from us, all shares of Class B common stock offered for sale in the rights offering that remain unsubscribed at the expiration time (taking into account the exercise by the eligible stockholders of their over-subscription rights). The standby purchase agreement allocates the obligation to purchase unsubscribed shares among the standby purchasers as follows: (i) Mr. Tkach: 25%; (ii) Mr. Coulter: 25%; and (iii) Stone House: 50%.

Q:     Will the standby purchasers receive any compensation for entering into the standby purchase agreement?

A:     No. The standby purchasers will not receive any compensation for entering into the standby purchase agreement or committing to purchase shares of Class B common stock pursuant to such agreement. They are, however, entitled to receive reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, execution, and delivery of the standby purchase agreement and the transactions contemplated thereby, including reasonable and documented fees and disbursements of counsel to each standby purchaser.

Q:     Are there any conditions to the obligations of the standby purchasers under the standby purchase agreement, or any termination rights under the standby purchase agreement?

A:     Yes. The obligations of the standby purchasers to purchase shares of Class B common stock pursuant to the standby purchase agreement are subject to certain customary closing conditions. The obligations of both the Company and the standby purchasers are subject to (1) the completion of the rights offering, (2) the absence of any judgment, injunction, decree, regulatory proceeding, or other legal restraint prohibiting or rendering illegal the consummation of the backstop private placement, and (3) no suspension in trading of the Class B common stock having occurred on Nasdaq. In addition, the obligations of each of the Company and the standby purchasers are subject to the accuracy of the representations and warranties of the other party or parties (subject to certain customary exceptions) and material compliance by the other party or parties with its or their covenants under the standby purchase agreement.

The standby purchase agreement contains customary termination rights for the Company and the standby purchasers. In particular, the standby purchase agreement may be terminated by mutual written consent of parties. In addition, each standby purchaser may terminate the standby purchase agreement (1) upon a suspension of trading of Class B common stock by Nasdaq, a suspension of payments with respect to banks in the United States or a declaration of war or national emergency in the United States, (2) if the Company materially breaches its obligations under the standby purchase agreement and such breach is not cured within ten business days following written notice, or (3) if the rights offering has not been consummated by December 1, 2023. Similarly, the Company may terminate the standby purchase agreement (1) if the Company, in its reasonable judgment, determines that it is not in the best interests of the Company and its stockholders to proceed with the rights offering, (2) if the rights offering transactions are prohibited by applicable law, rules, or regulations, or (3) if a standby purchaser materially breaches his or its obligations under the standby purchase agreement and such breach is not cured within ten business days following written notice.

Q:     Have any directors or officers indicated that they intend to exercise subscription rights distributed to them?

A:     Our directors and executive officers who own eligible securities are permitted, but are not required (except, in the case of Mr. Tkach and Mr. Coulter, for their obligations to participate in the backstop private placement), to participate in the rights offering on the same terms and conditions applicable to all stockholders. Any such director or executive officer who subscribes for shares of Class B common stock in the rights offering will pay $            per share of Class B common stock, the same subscription price payable by all other eligible stockholders who exercise their subscription rights in the rights offering.

Certain of our directors and officers, including Messrs. Tkach and Coulter, who owned Class B common stock as of the record date have indicated that they intend to exercise the subscription rights they receive in the rights offering in full. Pursuant to these indications of interest to participate, we expect that our directors and officers will purchase an aggregate of            shares of Class B common stock in the rights offering.

Q:     To what extent is it expected that the percentage ownership interests of the standby purchasers in the Company will increase as result of the rights offering?

A:     As a result of the rights offering transactions, the ownership interests of the standby purchasers in the Company are likely to increase. If all of the eligible stockholders exercise their subscription rights in full, the ownership interests of the standby purchasers in the Company will remain the same, with the standby purchasers continuing to beneficially own the following percentages of our Class B common stock: Mr. Tkach: 15.9%; Mr. Coulter: 15.9%; and Stone House: 13.5%. On the other hand, if none of the eligible stockholders (other than the standby purchasers and our other officers and directors who have indicated that they intend to participate in the rights offering) exercise their subscription rights, the standby purchasers will beneficially own the following percentages of our Class B common stock after the rights offering transactions (assuming no additional shares of Class B common stock are issued by us prior to the closing of the rights offering): Mr. Tkach:            %; Mr. Coulter:            %; and Stone House:            %.

Q:     May eligible stockholders in all states participate in the rights offering?

A:     Although we intend to distribute the rights to all eligible stockholders, we reserve the right in some states to require eligible stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the securities for investment purposes only, and that they have no present intention to resell or transfer any securities acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Q:     Are there risks in exercising my subscription rights?

A:     The exercise of your subscription rights involves significant risks. Exercising your subscription rights means buying our Class B common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, and in other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, particularly under the heading “Risk Factors.”

Q:     How many shares of our Class B common stock will be outstanding after the rights offering?

A:     Assuming that all shares of Class B common stock offered in the rights offering will be sold at the subscription price to the eligible stockholders, we will issue a total of            shares of Class B common stock. In that case, assuming no additional shares of Class B common stock are issued by us prior to closing of the rights offering, we will have approximately            million shares of Class B common stock outstanding after the rights offering. This would represent an increase of approximately            % in the number of outstanding shares of Class B common stock.

The issuance of shares of our Class B common stock in the rights offering will dilute, and thereby reduce, your proportionate ownership interest in the Company, unless you fully exercise your subscription rights. In addition, the issuance of our Class B common stock at a subscription price that is less than the market price as of the record date will likely reduce the price per share of our Class B common stock held by you prior to the rights offering.

Q:     What will be the proceeds of the rights offering and how will they be used?

A:     Assuming that, upon consummation of the rights offering transactions, all shares of Class B common stock offered in the rights offering are sold, we expect to receive aggregate gross proceeds of $100.0 million. We are required to prepay debt under the Oaktree credit agreement in an amount equal to the greater of (i) 50% of the net cash proceeds of the rights offering and (ii) $50.0 million, with the balance being available to fund the growth and development of our business, including through acquisitions.

See “Use of Proceeds” in this prospectus for a more complete description of the intended use of proceeds from the rights offering transactions.

x

Q:     After I exercise my rights, can I change my mind and cancel my purchase?

A:     No. Once you exercise and send in your subscription documents, subscription rights certificate, and subscription payment, as provided herein, you cannot revoke the exercise of your subscription rights, even if you later learn information about the Company that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the underlying shares of Class B common stock at the subscription price.

Q:     What are the material U.S. federal income tax consequences of my receipt and exercise of subscription rights?

A:     Although the authorities governing transactions such as the rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of subscription rights to, and the exercise of subscription rights by, an eligible stockholder generally should be treated, for U.S. federal income tax purposes, as a non-taxable distribution. See “Material U.S. Federal Income Tax Consequences” in this prospectus for more information. You should consult your tax advisor as to the particular consequences to you of the rights offering.

Q:     If the rights offering is not completed, for any reason, will my subscription payment be refunded to me?

A:     Yes. The subscription agent will hold all funds it receives in a segregated bank account until the rights offering is completed. If the rights offering is not completed, for any reason, any money received from subscribing eligible stockholders will be refunded in the form in which it was paid as soon as practicable, without interest or deduction. If your eligible securities are held in the name of a custodian bank, broker, dealer, or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your eligible securities because the subscription agent will return payments through the record holder of your eligible securities.

Q:     Will I receive interest on any funds I deposit with the subscription agent?

A:     No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or termination of the rights offering. If the rights offering is not completed for any reason, the subscription agent will return this money to subscribers, without interest or deduction, as soon as practicable.

Q:     If I exercise my subscription rights, when will I receive the shares of Class B common stock that I purchased in the rights offering?

A:     We will issue the shares of Class B common stock purchased in the rights offering to you in book-entry or uncertificated form of our Class B common stock purchased in the rights offering as soon as practicable after the expiration time. We will not be able to calculate the number of shares to be issued to each exercising eligible stockholder until after the expiration time.

Q:     When can I sell the shares of Class B common stock I received in the rights offering?

A:     If you exercise your subscription rights and receive shares of Class B common stock, you will be able to resell the shares once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, there may be a delay between the expiration time and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell the shares purchased in the rights offering at a price equal to or greater than the subscription price.

Q:     To whom should I send my forms and payment?

A:     If your shares are held in the name of a custodian bank, broker, dealer, or other nominee, the nominee will notify you of the rights offering and provide you with the rights offering materials, including a form entitled “Beneficial Owners Election Form.” You should send the Beneficial Owner Election Form and payment, as provided therein, to the nominee, at the deadline that your nominee sets which may be earlier than the expiration time. You should contact your custodian bank, broker, dealer, or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

If your shares are held in your name such that you are the record holder, then you should send your subscription documents, subscription rights certificate, and subscription payment, as provided herein, by first class mail or by overnight delivery to the subscription agent as follows:

First Class Mail:

Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0693

Overnight Delivery:

Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717

Your delivery in a different manner or to a different address or other than as set forth above will not constitute valid delivery. You, or, if applicable, your nominee, are solely responsible for ensuring the subscription agent receives your subscription documents, subscription rights certificate, and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration time.

Q:     Will the rights offering result in the Company “going private” for purposes of Rule 13e-3 of the Exchange Act?

A:     No. The rights offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the rights offering, as described in this prospectus, the Company’s Class B common stock will continue to be registered pursuant to Section 12(b) of the Exchange Act and shares of such class will remain listed on the Nasdaq following completion of the rights offering.

Q:     What if I have other questions?

A:     If you have other questions about the rights offering, please contact our information agent by phone, e-mail, or mail at:

Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718
Toll Free: (888)789-8409
E-mail: shareholder@broadridge.com

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference herein. This summary does not contain all of the information you should consider before making an investment decision. You should carefully review this entire prospectus, including each of the documents incorporated herein by reference, especially the risks of investing in our Class B common stock discussed under “Risk Factors” beginning on page 9 of this prospectus.

Overview

RumbleOn is the largest powersports retailer in North America, offering a wide selection of new and used motorcycles, all-terrain vehicles, utility terrain vehicles, personal watercraft, and other powersports products, including parts, apparel, accessories, and aftermarket products from a wide range of manufacturers. Additionally, we offer a full suite of financing, parts, repair, and maintenance services. As of June 30, 2023, we operated 55 retail locations representing 30 brands primarily in the Sun Belt.

We source high quality pre-owned inventory via our proprietary cash offer tool, which allows us to purchase pre-owned units directly from consumers.

We seek to provide customers with a seamless experience, broad selection, and access to our specialized and experienced team members, including sales staff and technicians. Our growing network of convenient retail locations allows us to offer services throughout the vehicle life cycle. As a result of our growth to date, RumbleOn enjoys a leading, first-mover position in the highly fragmented domestic powersports market.

Of our 55 retail locations, 42 were acquired in 2021 in conjunction with the purchase of RideNow Powersports (“RideNow”). We are headquartered in the Dallas Metroplex and completed our initial public offering in 2017.

Recent Developments

Management and Board Changes

In recent months there have been significant changes to the management and board of directors of the Company. Following the resignation of our former chief executive officer, Marshall Chesrown, which was effective on June 15, 2023, Mr. Tkach, a co-founder of RideNow and a significant stockholder of the Company, became an unclassified member of our board of directors on June 15, 2023 and was appointed interim chief executive officer of the Company on June 16, 2023.

In addition, the Company has added a number of qualified non-employee directors to its board of directors in recent months. Rebecca Polak, an experienced public company senior executive and general counsel who has worked in the automotive sector, joined the board of directors on May 9, 2023. Steven Pully, an experienced public company board member who has served on a number of boards of directors and previously worked as an investment banker and attorney, joined the board of directors on May 11, 2023. The board appointed Mr. Pully to serve as the chairman of the board on June 15, 2023. Also on June 15, 2023, Melvin Flanigan, an experienced public company chief financial officer, was appointed to the board of directors, and Mr. Coulter, a co-founder of RideNow and a significant stockholder of the Company, was appointed to serve as a board observer.

On July 7, 2023, Mr. Chesrown resigned as a member of the board of directors.

On July 14, 2023, at our annual meeting of stockholders, the stockholders elected Mr. Flanigan and Mr. Coulter to serve as Class II Directors to serve until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified. At that same time, Mr. Tkach resigned from his previously unclassified board position and was appointed to the classified board position vacated as a result of Mr. Chesrown’s resignation and Mr. Pully was appointed as executive chairman of the board of directors. Also on July 14, 2023, Michael Francis resigned as general counsel and chief legal officer of the Company.

On July 29, 2023, Shin Lee resigned as a member of the board of directors.

On August 15, 2023, Mathew W. Grynwald, an attorney who has practiced in the consumer retail sector with publicly-traded companies for the past 15 years, was appointed as general counsel of the Company.

On August 30, 2023, Mark Cohen, an experienced investor and an affiliate of Stone House, a significant stockholder of the Company, was appointed to the board of directors to fill the Class I seat vacated by Ms. Lee’s resignation.

As a result of the foregoing changes, six of the seven board members of the Company have been replaced with qualified individuals since May 1, 2023.

We are actively recruiting a permanent chief executive officer, and we have retained a nationally-known executive recruiting firm to assist in the search for a permanent chief executive officer.

Debt Reduction Initiatives

On August 9, 2023, we announced a series of plans to reduce our outstanding debt. These plans include the following:

•        We plan to raise $100.0 million through the rights offering contemplated by this prospectus, the net proceeds of which will be used to prepay debt under the amended Oaktree credit agreement in an amount equal to the greater of (i) 50% of the net cash proceeds of the rights offering and (ii) $50.0 million, with the remainder funding growth and development, including acquisitions of additional dealers. See “— Oaktree Credit Agreement,” “— Standby Purchase Agreement” and “The Rights Offering” in this prospectus for more information.

•        We secured a letter of intent to sell our RumbleOn Finance portfolio of loans in July 2023. Subsequently, on September 15, 2023, the prospective buyer indicated it could not meet the Company’s desired timeline for the sale. We are currently searching for an alternative prospective buyer for our RumbleOn Finance portfolio of loans.

•        We entered into a Real Estate Purchase and Sale Contract (the “sale-leaseback agreement”) on August 22, 2023, which contemplated a sale-leaseback transaction covering nine separate properties in exchange for an aggregate purchase price of approximately $56.9 million. We plan to use approximately $55.0 million of the net cash proceeds from this transaction to repay a portion of our outstanding debt to our lenders. Closing for eight of the nine properties occurred on September 8, 2023. The closing of the ninth property is subject to the satisfactory completion of due diligence by the buyer. The buyer has the right to terminate its obligation to purchase the ninth and final property for any reason or for no reason on or before the end of the inspection period applicable to such property.

Reduced Cost Structure

On August 9, 2023, we announced $12.0 million of additional cost saving opportunities, bringing our estimated 2024 total cost reductions to an annualized rate of $42.0 million. We plan to accomplish this cost reduction by pursuing several cost-saving opportunities, including the following:

•        Lowering compensation costs by reducing our head count and restructuring employee pay plans; and

•        Subleasing certain of our un-utilized or under-utilized facilities.

Oaktree Credit Agreement

In June 2023, the Company reviewed preliminary information bearing on whether it would be in compliance with the leverage ratio financial covenants contained in the Oaktree credit agreement as of the end of its second fiscal quarter. Based on the Company’s anticipated operating results and the likely timing of two contemplated asset sales, management was uncertain as to whether the Company would be in compliance with such covenants. This potential non-compliance created significant risks to the Company, including the risk that a covenant breach could cause the Company’s debt under the Oaktree credit agreement to be accelerated or for such debt to be reflected as a current obligation on the Company’s balance sheet.

On August 9, 2023, the Company, the guarantors, Oaktree, and the lenders executed that certain Amendment No. 5 to the Oaktree credit agreement (the “Oaktree credit agreement amendment”), pursuant to which, among other things, all leverage ratio financial covenants under the Oaktree credit agreement were (a) eliminated and not tested for the quarters ending June 30, 2023 and September 30, 2023 and (b) made less restrictive for the quarters ending December 31, 2023, March 31, 2024, and June 30, 2024. The Oaktree credit agreement amendment also contains certain performance covenants that require the Company to seek to raise funds from the sale of assets and equity issuances, as described under “— Debt Reduction Initiatives” above. See “The Rights Offering — Background of and Reasons for the Rights Offering” in this prospectus for more information regarding the Oaktree credit agreement amendment.

Rights Offering and Standby Purchase Agreement

On August 8, 2023, we entered into the standby purchase agreement with the standby purchasers and, on August 9, 2023, we announced our intention to conduct the rights offering. This standby purchase agreement provides that the Company will issue to the standby purchasers, and standby purchasers will purchase from the Company, any shares of Class B common stock included in the rights offering that are not (after taking into account the exercise of the over-subscription rights granted to the eligible stockholders) subscribed for and purchased by eligible stockholders. The price per share of Class B common stock payable by the standby purchasers in the backstop private placement is the same per share subscription price payable by the eligible stockholders electing to exercise their subscription rights in the rights offering. Pursuant to the terms of the standby purchase agreement, the backstop private placement is expected to close no later than two business days after the closing of the rights offering. See “The Standby Purchase Agreement” in this prospectus for more information.

Business and Strategy

In addition to the debt reduction and cost reduction initiatives described above, we will seek out growth and development opportunities, including accretive acquisitions. Our growth will be focused on increasing our dealership network and enhancing a customer’s ability to acquire the broadest inventory of powersports vehicles. We expect part of the proceeds of the rights offering to be used to pursue accretive acquisitions. We also expect to grow organically by adding brands to existing locations and by enhancing our purchasing of used vehicles to offer customers an unparalleled selection of powersports products.

Corporate Information

We were incorporated as a development stage company in the State of Nevada as Smart Server, Inc. in October 2013. In February 2017, we changed our name to RumbleOn, Inc. Our principal executive offices are located at 901 W. Walnut Hill Lane, Suite 110A, Irving, Texas 75038 and our telephone number is (214) 771-9952. Our Internet website is www.rumbleon.com.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” because the market value of our stock held by non-affiliates is less than $250.0 million. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

SUMMARY OF THE RIGHTS OFFERING

This summary highlights selected information contained elsewhere in this prospectus relating to the rights offering. This summary does not contain all of the information you should consider before investing in our Class B common stock. You should carefully read the following summary together with the more detailed description of the terms of the rights offering contained elsewhere in this prospectus. See “The Rights Offering” in this prospectus for more information.

Rights Offering

We are distributing to you, at no charge, one non-transferable subscription right to purchase             shares of Class B common stock at the subscription price for every share of our Class A common stock or Class B common stock that you owned as of the record date (which is at the close of business on           , 2023). You will have the right to elect to exercise the subscription rights we distribute to you during the period commencing on the date hereof and ending at the expiration time.

Each subscription right gives our eligible stockholders the right to purchase             shares of Class B common stock at the subscription price, which is payable in cash. We have granted to you, as an eligible stockholder as the record date, one subscription right for every one share of our common stock held by or issuable to you at that time. If all eligible stockholders exercise their subscription rights in full, we would issue in connection with the rights offering, in the aggregate, a maximum of           shares of Class B common stock. In the backstop private placement, the standby purchasers have agreed to purchase any shares of Class B common stock that remain unsubscribed in the rights offering.

You may exercise all or a portion of your subscription rights or you may choose not to exercise any of your subscription rights at all.
Eligible Stockholders	The eligible stockholders consist of the holders of the following securities of the Company as of the record date: • Class A common stock; and • Class B common stock.
Subscription Price

The subscription price is $       per share, payable in cash. The subscription price was determined by a special committee of our board of directors, with the advice and input of management and D.A. Davidson & Co., as financial advisor to the special committee. The special committee also took into account that the standby purchase agreement provides that, if the commitment of the standby purchasers was to be effective, the subscription price was not to be higher than $6.15 per share of Class B common stock. To be effective, any payment related to the exercise of the subscription rights must be received by the subscription agent and clear before the expiration time.

Record Date	5:00 p.m., Eastern time, on , 2023.

Subscription Period

The subscription rights may be exercised at any time during the subscription period, which will commence on           , 2023, and will expire at 5:00 p.m., Eastern time, on           , 2023, unless we extend such period. We will extend the duration of the rights offering as required by applicable law and may choose to extend the rights offering if we decide that changes in the market price of our Class B common stock warrant an extension or if we decide that the degree of participation in the rights offering by eligible stockholders is less than the level we desire. Subscription rights that are not exercised by the expiration time will expire and will have no value.

No Fractional Shares

No fractional shares of Class B common stock will be issued upon the exercise of any subscription rights. Instead, we will round down the aggregate number of shares of Class B common stock you are entitled to receive to the nearest whole number.

Over-Subscription Rights

If you fully exercise your basic subscription rights and other eligible stockholders do not fully exercise their basic subscription rights, you will have an over-subscription right to purchase additional shares of Class B common stock that would otherwise remain unsubscribed at the expiration time. Each eligible stockholder who exercises its basic subscription right in full will be entitled to indicate the number of additional shares of Class B common stock that such eligible stockholder elects to purchase pursuant to its over-subscription right. If an insufficient number of shares of Class B common stock is available to fully satisfy all over-subscription right requests, then eligible stockholders exercising over-subscription rights will be allocated additional shares in the proportion which the number of shares such eligible stockholder purchased through their basic subscription right bears to the total number of shares that all eligible stockholders exercising over-subscription rights purchased through their basic subscription right.

Use of Proceeds

Assuming that, upon consummation of the rights offering transactions, all shares of Class B common stock offered in such transactions are sold, we expect to receive aggregate gross proceeds of $100.0 million. We are required to use the greater of (i) 50% of the net cash proceeds of the rights offering and (ii) $50.0 million to prepay a portion of our outstanding debt under the Oaktree credit agreement with the balance being available to fund the growth and development of our business, including through acquisitions.

See “Use of Proceeds” in this prospectus for a more complete description of the intended use of proceeds from the rights offering transactions.
Procedures for Exercising Subscription Rights

To exercise your subscription rights, you must complete the rights certificate and deliver the certificate to the subscription agent before the expiration time. Your subscription must include full payment of the aggregate subscription price due upon exercise.

You are solely responsible for completing delivery to the subscription agent of your rights certificate and payment of your aggregate subscription price. You should allow sufficient time for delivery of your rights certificate and payment of the aggregate subscription price to the subscription agent so that the subscription agent receives them prior to the expiration time.

We reserve the right to reject any or all subscriptions not properly or timely submitted or completed or the acceptance of which would, in the opinion of our counsel, be unlawful.

See “The Rights Offering — Method of Exercising Subscription Rights” and “The Rights Offering — Method of Payment” in this prospectus for more information.

Brokerage Account Stockholders

If you hold eligible securities through a custodian bank, broker, dealer, or other nominee, we will ask your custodian bank, broker, dealer, or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your custodian bank, broker, dealer, or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer, or other nominee the form entitled “Beneficial Owner Election Form” substantially in the form accompanying this prospectus. You should receive this form from your custodian bank, broker, dealer, or other nominee with the other rights offering materials. You should contact your custodian bank, broker, dealer, or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Fees and Expenses

We are not charging any fee or sales commission to issue subscription rights to you or to sell shares of Class B common stock to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer, or other nominee, you are responsible for paying any fees your nominee may charge you.

No Revocation of Exercise by Stockholders	All exercises of subscription rights are irrevocable.
Escrow of Funds	The subscription agent will hold the funds we receive from subscribers until we complete or terminate the rights offering.
Backstop Commitment

Under the standby purchase agreement, we agreed to sell to the standby purchasers, and the standby purchasers agreed to purchase from us, all shares offered for sale in the rights offering that remain unsubscribed (after taking into account the exercise of the over-subscription rights granted to the eligible stockholders) at the expiration time. In particular, the standby purchase agreement provides that, within two business days after the closing of the rights offering, the standby purchasers will purchase from the Company in the backstop private placement any such unsubscribed shares of Class B common stock for the same per share subscription price payable by the eligible stockholders electing to exercise their subscription rights in the rights offering. The standby purchase agreement allocates the obligation to purchase unsubscribed shares among the standby purchasers as follows: (i) Mr. Tkach: 25%; (ii) Mr. Coulter: 25%; and (iii) Stone House: 50%. The standby purchasers are not entitled to receive a fee for the commitment made by them under the standby purchase agreement. They are, however, entitled to receive reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, execution, and delivery of the standby purchase agreement and the transactions contemplated thereby, including reasonable and documented fees and disbursements of counsel to each standby purchaser.

Director and Officer Participation

Certain of our directors and officers, including Messrs. Tkach and Coulter, who owned shares of Class B common stock as of the record date, have indicated that they intend to participate in the rights offering and fully subscribe to the shares of Class B common stock subject to their subscription rights. Pursuant to these indications of interest to participate, we expect that our directors and officers will purchase an aggregate of              shares of Class B common stock in the rights offering.

Ownership Interests of Standby Purchasers

As a result of the rights offering transactions, the ownership interests of the standby purchasers in the Company are likely to increase. If all of the eligible stockholders exercise their subscription rights in full, the ownership interests of the standby purchasers in the Company will remain the same, with the standby purchasers continuing to beneficially own the following percentages of our Class B common stock: Mr. Tkach: 15.9%; Mr. Coulter: 15.9% and Stone House: 13.5%. On the other hand, if none of the eligible stockholders (other than the standby purchasers and our other officers and directors who have indicated that they intend to participate in the rights offering) exercise their subscription rights, the standby purchasers will beneficially own the following percentages of our Class B common stock after the rights offering transactions (assuming no additional shares of Class B common stock are issued by us prior to the closing of the rights offering): Mr. Tkach:         %; Mr. Coulter:         % and Stone House:           %.

No “Going Private” Transaction

The rights offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act.

No Obligation to Participate in the Rights Offering

You are under no obligation to exercise your subscription rights to subscribe for any shares of Class B common stock in the rights offering. If you choose not to participate in the rights offering, you do not have to take any special action to decline to participate.

Transferability of Subscription Rights	The subscription rights are not transferable.
Amendment or Cancellation

We may amend the terms of the rights offering or terminate or withdraw the rights offering at any time prior to the expiration time and for any reason. Any amendment or termination will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration time.

No Recommendation

Neither our board of directors nor the special committee is making any recommendation regarding your exercise of subscription rights in the rights offering or the sale or transfer of the underlying shares of Class B common stock. Further, we have not authorized anyone to make any recommendation.

Market for Class B Common Stock	Our Class B common stock trades on Nasdaq under the symbol “RMBL.”
Shares of Class B Common Stock Outstanding

16,735,391 shares of Class B common stock were issued and outstanding as of September 30, 2023.

Assuming that, upon consummation of the rights offering transactions, all shares of Class B common stock offered in such transactions are sold,              shares of Class B common stock will be outstanding after giving effect to such transactions.

Risk Factors

You should carefully read the section entitled “Risk Factors” beginning at page 9 before you make a decision as to the exercise of your subscription rights. See also “Where You Can Find More Information” on page 45.

U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, we intend to take the position that you should not recognize taxable income as a result of the distribution or exercise of your subscription rights in the rights offering. However, there is a lack of authority addressing the application of the Internal Revenue Code of 1986 (the “Code”) to distributions of subscription rights. As a result, it is possible that your receipt of subscription rights could be treated as a taxable distribution. See “Risk Factors — The receipt of subscription rights may be treated as a taxable distribution to you” and “Material U.S. Federal Income Tax Consequences” in this prospectus for more information. You should, and are urged to, seek specific advice from your personal tax advisor concerning the tax consequences of the rights offering applicable to your own tax situation.

Subscription Agent	Broadridge Corporate Issuer Solutions, LLC
Information Agent

Questions regarding the rights offering should be directed to the information agent, Broadridge Corporate Issuer Solutions, LLC, at:

Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718
Toll Free: (888)789-8409
E-mail: shareholder@broadridge.com

RISK FACTORS

Exercising your subscription rights to purchase shares of our Class B common stock in this rights offering involves a high degree of risk. Before you decide to exercise your subscription rights and invest in such shares, you should carefully consider the risks and uncertainties described below and those described in the filings we make with the SEC from time to time that are incorporated by reference herein, including the risks and uncertainties described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other reports and documents that we have filed or will file with the SEC after the date of this prospectus which are incorporated by reference herein.

Our business, financial condition, and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. In any such case, the trading price of our Class B common stock could fall, and you may lose all or part of the money you paid to exercise your subscription rights and buy our shares.

Risks Related to the Rights Offering

The backstop private placement may be delayed or not occur at all for a variety of reasons, including the possibility that the standby purchase agreement is terminated prior to the completion of the rights offering.

The obligations of the standby purchasers to purchase shares of our Class B common stock pursuant to the standby purchase agreement and to consummate the backstop private placement are subject to certain customary conditions. In particular, the obligations of standby purchasers are subject to the following conditions:

•        the completion of the rights offering;

•        the absence of any judgment, injunction, decree, regulatory proceeding, or other legal restraint prohibiting or rendering illegal the consummation of the backstop private placement;

•        no suspension in trading of the Class B common stock having occurred on Nasdaq;

•        the accuracy of the representations and warranties of the Company made in the standby purchase agreement (subject to certain customary exceptions); and

•        material compliance by the Company with its covenants under the standby purchase agreement.

The standby purchase agreement also contains customary termination rights for the Company and the standby purchasers. In particular, the standby purchase agreement may be terminated by mutual written consent of parties. In addition, each standby purchaser may terminate the standby purchase agreement:

•        upon a suspension of trading of Class B common stock by Nasdaq, a suspension of payments with respect to banks in the United States or a declaration of war or national emergency in the United States;

•        if the Company materially breaches its obligations under the standby purchase agreement and such breach is not cured within ten business days following written notice; or

•        if the rights offering has not been consummated by December 1, 2023.

Similarly, the Company may terminate the standby purchase agreement:

•        if the Company, in its reasonable judgment, determines that it is not in the best interests of the Company and its stockholders to proceed with the rights offering;

•        if the rights offering transactions are prohibited by applicable law, rules, or regulations; or

•        if a standby purchaser materially breaches his or its obligations under the standby purchase agreement and such breach is not cured within ten business days following written notice.

Therefore, the backstop private placement may not be completed or may not be completed as quickly as expected. Failure to complete the backstop private placement could adversely affect our business and the market price of our Class B common stock in a number of ways, including each of the following: we may fail to comply with covenants related to the rights offering contained in the Oaktree credit agreement; the market price of our Class B common stock may decline as a result of the fact that the Company does not have any assurance that it can raise equity capital pursuant to the backstop private; we have incurred, and will continue to incur, significant expenses for professional services in connection with the backstop private placement for which we will have received little or no benefit if the rights offering transactions are not consummated; and a failure of the backstop private placement to be completed may result in negative publicity and/or give a negative impression of us in the investment community or business community generally.

We have invested and will continue to invest significant time, attention, and resources, and incur significant expenses, in connection with the rights offering transactions. These investments and expenses may not return adequate value if the rights offering transactions are ultimately not consummated or are unsuccessful.

We estimate that we will incur approximately $            million in financial advisory, legal, and other expenses in connection with the rights offering transactions. We will incur most, if not all, of these expenses even if the rights offering is not commenced, the rights offering is not ultimately consummated or is unsuccessful, or the sale of shares of Class B common stock pursuant to the standby purchase agreement is unsuccessful. If we are unable to sell a sufficient number of shares of Class B common stock in the rights offering or pursuant to the standby purchase agreement, the reduction in proceeds of these transactions may result in our offering-related expenses exceeding the proceeds we receive or alternatively, the proceeds may be insufficient to meet our objectives.

Furthermore, preparations for the rights offering transactions have been time-consuming and a diversion of management’s attention and resources. If the rights offering transactions are ultimately not consummated or are otherwise unsuccessful, we could suffer an adverse impact on our reputation, might have lost opportunities to pursue certain other financing alternatives, and will need to seek other capital raising alternatives.

We are subject to significant covenants that apply to or during the pendency of the rights offering.

Under the Oaktree credit agreement, we are subject to performance covenants requiring the Company and its subsidiaries (1) to use commercially reasonable best efforts to dispose of certain non-core real estate and monetize its consumer loan portfolios (with corresponding requirements to use such proceeds of such sales to pay down the term loans under the Oaktree credit agreement) and (2) to receive aggregate capital investments of at least $100.0 million from the issuance of common equity interests by December 1, 2023 (with a corresponding requirement to use the greater of (i) 50% of the net cash proceeds from the issuance of such equity interests and (ii) $50.0 million to prepay a portion the term loans under the Oaktree credit agreement).

If we fail to comply with these covenants, a default may occur under the Oaktree credit agreement, which could have a material adverse effect on our business, financial condition, or results of operations.

The subscription price determined for the rights offering and the purchase price under the standby purchase agreement may not be indicative of the fair value of our Class B common stock.

The subscription price of $            was established by a special committee of our board of directors at a level which, in its good faith discretion, reflected a sufficient discount from recent trading prices of the Class B common stock to achieve broad based participation by eligible stockholders of the Company in the rights offering. The special committee also took into account that the standby purchase agreement provides that, if the commitment of the standby purchasers was to be effective, the subscription price was not to be higher than $6.15 per share of Class B common stock. In setting the subscription price, the special committee, with the advice and input of senior management of the Company and D.A. Davidson & Co., as financial advisor to the special committee, considered a number of factors, including: alternatives available for raising capital, taking into account Nasdaq listing standards and other applicable regulations, the likely cost of capital from other sources and general conditions of the securities markets, historical and current trading prices for our Class B common stock, our contractual obligations, our need for liquidity and capital, and the levels of dilution to be experienced by non-participating stockholders as a result of the rights offering. The special committee did not receive a fairness opinion from D.A. Davidson & Co. in determining the subscription price. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for fair value, or to the market price of our Class B common stock.

Further, the market price of our Class B common stock could decline during or after the rights offering, and you may not be able to sell shares of our Class B common stock purchased in the rights offering at a price equal to or greater than the price you paid, or at all. We do not intend to change the subscription price or the terms of the securities in response to fluctuations in the trading price of shares of our Class B common stock, if any, prior to the closing of the rights offering.

Whether or not you exercise your subscription rights to purchase shares of Class B common stock in this rights offering, you may suffer immediate dilution of your investment.

Up to a maximum of            shares of Class B common stock are issuable pursuant to the rights offering transactions. Accordingly, if you do not exercise your subscription rights in full, your interest in us will be significantly diluted upon completion of the rights offering transactions. In addition, if you do exercise your subscription rights and the subscription price is less than the fair value of our Class B common stock, you would experience immediate dilution of the value of your subscription shares relative to what your value would have been had our Class B common stock been issued at fair value. This dilution could be substantial.

See “Dilution” in this prospectus for more information on the dilution that you will experience immediately after this rights offering.

The rights offering may cause the price of our Class B common stock to decline.

The rights offering and its terms, including the subscription price, together with the number of shares of Class B common stock we could issue if the rights offering transactions are completed, may result in a decrease in the trading price of our Class B common stock. Any decrease in the trading price of our Class B common stock may occur before the expiration of the rights offering and continue after consummation of the rights offering. If you exercise your subscription rights, and, afterwards, the trading price of our Class B common stock decreases below the $            per share subscription price, you will have committed to buying shares of our Class B common stock at a price above the prevailing trading price and could have an immediate unrealized loss. There can be no assurances that the trading price of our Class B common stock will equal or exceed the subscription price at the time of exercise or at the expiration of the subscription rights offering period or thereafter.

Further, if the holders of the shares received upon exercise of the subscription rights choose to sell some or all of their shares, the resulting sales could also depress the trading price of our Class B common stock. Accordingly, you may be able to purchase our shares of Class B common stock on the open market at a price below the subscription price.

We reserve the right to cancel, terminate, amend, or extend the rights offering at any time prior to the expiration time. If we terminate the rights offering, neither we, the subscription agent, your broker, nor any other party will have any obligation to you, except to return any payment of the subscription price you have made, which will not accrue interest.

We may, in our sole discretion, decide not to proceed with the rights offering or amend or terminate the rights offering at any time prior to the expiration rime and for any reason. The terms of the rights offering cannot be modified or amended after the expiration time, as may be extended from time to time.

You will not earn any interest on any payment of the subscription price you have made while it is being held by the subscription agent pending the closing of the rights offering, even if we amend the terms of the rights offering to extend the subscription period. If we cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights, except to return to you, without interest or penalty, any payment of the subscription price that you have made.

You may not receive all or any of the shares of Class B common stock for which you subscribe in the rights offering.

Although we are distributing to each eligible stockholder one subscription right for each eligible security held as of the record date, no fractional shares of Class B common stock will be issued upon the exercise of subscription rights in this rights offering. Accordingly, any fractional share of Class B common stock will be rounded down to the nearest whole share. As a result of this rounding, we cannot guarantee that you will receive the entire amount of shares of Class B common stock for which you subscribed.

In addition, we are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any securities from holders of subscription rights who are residents of those states or other jurisdictions or who are otherwise prohibited by federal, state, or foreign laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those jurisdictions. Subject to state or foreign securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares of Class B common stock you may elect to purchase by exercise of your subscription right in order to comply with state or foreign securities laws. We may decline to make modifications to the terms of the rights offering requested by those jurisdictions, in which case, if you are a resident in those jurisdictions or if you are otherwise prohibited by federal, state, or foreign laws or regulations from accepting or exercising the subscription rights, you will not be able to participate in the rights offering.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Eligible stockholders who desire to purchase shares of our Class B common stock in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent at or before the expiration time. If you are a beneficial owner of eligible securities, you must act promptly to ensure that your custodian bank, broker, dealer, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent at or before the expiration time. We will not be responsible if your custodian bank, broker, dealer, or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent at or before the expiration time. Furthermore, if you are an eligible stockholder and you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not revoke your decision to exercise your subscription rights to purchase securities in the rights offering after you send us your rights certificate.

If you exercise your subscription rights to purchase shares of Class B common stock in the rights offering and then change your mind, you may not revoke or change the amount of your exercise after you send in your required documents and payment, even if you subsequently learn information about us, our business, financial position, results of operations, and cash flows, or the rights offering, standby purchase agreement, backstop private placement, and related transactions that is material or adverse or that you otherwise consider to be unfavorable.

The subscription rights to purchase shares of Class B common stock in the rights offering are not transferable, and there is no market for the subscription rights.

The subscription rights to purchase shares of Class B common stock in the rights offering are not transferable. You may not sell, transfer, or assign your subscription rights to anyone else. Because the subscription rights are not transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise (or cause your custodian bank, broker, dealer, or other nominee to exercise) your subscription rights and acquire the securities issuable thereunder, and such securities must appreciate in value, for you to potentially realize any value from your subscription rights.

You will not be able to resell any shares of our Class B common stock that you may receive pursuant to the exercise of subscription rights immediately upon the expiration time.

If you exercise your subscription rights, you may not be able to resell the Class B common stock purchased by exercising your subscription rights until you, or your custodian bank, broker, dealer, or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder in respect of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, including after all necessary calculations have been completed, there may be a delay between the expiration time of the rights offering and the time that the shares are issued.

Upon the completion of the rights offering transactions, the standby purchasers and their respective affiliates will beneficially own a significant portion of our outstanding Class B common stock, and therefore have significant influence over the outcome of matters subject to stockholder approval, including a change of control, which could make our Class B common stock less attractive to some investors or otherwise harm our stock price.

The standby purchase agreement allocates the obligation to purchase unsubscribed shares among the standby purchasers as follows: (i) Mr. Tkach: 25%; (ii) Mr. Coulter: 25%; and (iii) Stone House: 50%. If all of the eligible stockholders exercise their subscription rights in full, the ownership interests of the standby purchasers in the Company will remain the same, with the standby purchasers continuing to beneficially own the following percentages of our Class B common stock: Mr. Tkach: 15.9%; Mr. Coulter: 15.9%; and Stone House: 13.5%. On the other hand, if none of the eligible stockholders (other than the standby purchasers and our other officers and directors who have indicated that they intend to participate in the rights offering) exercise their subscription rights, the standby purchasers will beneficially own the following percentages of our Class B common stock after the rights offering transactions (assuming no additional shares of Class B common stock are issued by us prior to the closing of the rights offering): Mr. Tkach:            %; Mr. Coulter:            %; and Stone House:            %.

As a result, the standby purchasers will have significant influence over matters submitted to our stockholders for approval, including the election of directors and the approval of any merger, consolidation, or sale of all or substantially all of our assets. This concentration of voting power could delay, defer, or prevent a change in control or delay or prevent a merger, consolidation, takeover, or other business combination involving us on terms that other stockholders may desire, which, in each case, could adversely affect the market price of our Class B common stock. Also, in the future, these stockholders may acquire or dispose of shares of our Class B common stock and thereby increase or decrease their ownership stake in us. Significant fluctuations in the levels of ownership of our largest stockholders could impact the volume of trading, liquidity, and market price of our Class B common stock.

We are not making a recommendation as to whether you should participate in the rights offering.

Our board of directors is not making any recommendation regarding your exercise of subscription rights in the rights offering. Further, we have not authorized anyone to make any recommendation. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the trading price for our Class B common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering.

The receipt of subscription rights may be treated as a taxable distribution to you.

We believe, and intend to take the position, that the distribution of subscription rights to eligible stockholders should be treated, for U.S. federal income tax purposes, as a non-taxable distribution under Section 305(a) of the Code and the Treasury Regulations promulgated thereunder. However, the authorities governing transactions such as the rights offering are complex and do not speak directly to the consequences of certain aspects of this rights offering. Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the Internal Revenue Service (the “IRS”) or the courts. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the subscription rights upon receipt would be taxable to holders of our common stock to which the subscription right is distributed as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a non-taxable return of capital to the extent of the holder’s tax basis in the common stock and then as capital gain. Each eligible stockholder is urged to consult with his, her, or its own tax advisor regarding the tax consequences of the rights offering applicable to such holder’s own tax situation. See “Material U.S. Federal Income Tax Consequences” in this prospectus for more information.

In administering this rights offering, we will be relying on statements, representations, and other information provided to us by third parties.

In administering the rights offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of subscription rights, and other third parties. If these statements or representations are false or inaccurate or if such third parties fail to provide necessary information when required, it may delay or otherwise negatively affect our or the subscription agent’s ability to administer this rights offering in accordance with the terms and conditions described in this prospectus supplement.

Risks Related to our Class B Common Stock

The market price of our Class B common stock has been, and may continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, before or after the subscription rights expire. In addition, the market price of our Class B common stock may decline after you exercise your subscription rights in this rights offering.

Our Class B common stock has experienced extreme volatility in recent periods. For example, since the end of our fiscal quarter ended June 30, 2023, the market price of our Class B common stock has ranged from a high of $12.17 to a low of $5.54. The fluctuations in the market price of our Class B common stock are in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce the price of our Class B common stock. These factors include, among other things, business conditions in our markets and the general state of the securities markets, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, and general economic and market conditions, such as recessions and downturns in the United States or global economy. In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our Class B common stock, which may make it difficult for you to resell shares of our Class B common stock owned by you at times or at prices that you find attractive.

If securities analysts issue adverse or misleading opinions regarding our stock or cease to publish research or reports about our business, our stock price and trading volume could decline.

The trading market for our Class B common stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property, or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

You may experience future dilution as a result of future equity offerings or other issuances of our shares of Class B common stock.

In order to raise additional capital, we may in the future offer additional shares of our Class B common stock or securities convertible into or exchangeable for our Class B common stock at prices that may not be the same as the price you paid in this rights offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by eligible stockholders in the rights offering, and investors purchasing shares or other securities in the future could have rights superior to those purchased in this rights offering.

Sales of additional shares of our Class B common stock or securities convertible into shares of Class B common stock will dilute our stockholders’ ownership in us.

We have discretion in the use of a portion of the net proceeds from the rights offering transactions. We may invest or spend such proceeds in ways with which you do not agree and in ways that may not yield a return on your investment.

Although we currently intend to use the net proceeds from this rights offering in the manner described in the section titled “Use of Proceeds” in this prospectus, our management will have discretion in the application of the net proceeds from this rights offering, provided that we will need to satisfy our obligations under the Oaktree credit agreement, which, among other things, requires us to use the greater of (i) 50% of the net cash proceeds of the rights offering and (ii) $50.0 million from the rights offering transactions to prepay a portion of our outstanding debt under the Oaktree credit agreement.

Our management could spend the remaining proceeds in ways that do not improve our results of operations or enhance the value of our Class B common stock. Moreover, economic, business, and financial market conditions may require us to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner that you consider appropriate. The failure by our management to apply these funds effectively could result in financial losses that could harm our business and cause the price of our Class B common stock to decline. We may invest the net proceeds from this rights offering, pending their use, in a manner that does not produce income or that loses value.

We do not currently or for the foreseeable future intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our common stock. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earning in the development and expansion of our business. As a result, any return on your investment in our common stock will be limited to the appreciation in the price of our common stock, if any.

We are currently subject to reduced reporting requirements so long as we are considered a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our Class B common stock less attractive to investors.

We are currently subject to reduced reporting requirements so long as we are considered a “smaller reporting company.” We cannot predict if investors will find our common stock less attractive because we currently rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our Class B common stock and our stock price may be more volatile.

Anti-takeover provisions may limit the ability of another party to acquire us, which could adversely impact our stock price.

Nevada law and our charter, bylaws, and other governing documents contain provisions that could discourage, delay, or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders, which could cause our stock price to decline. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our Class B common stock.

USE OF PROCEEDS

Assuming that upon consummation of the rights offering transactions all shares of Class B common stock offered in such transactions are sold at the subscription price to the eligible stockholders or the standby purchasers, we expect to receive aggregate gross proceeds of $100.0 million. After reduction for the anticipated expenses we will incur in connection with the rights offering transactions, we expect to receive net proceeds from such transactions in the amount of approximately            . We are required to use the greater of (i) 50% of the net cash proceeds of the rights offering and (ii) $50.0 million to prepay a portion of our outstanding debt under the Oaktree credit facility with the balance being available to fund the growth and development of our business, including through acquisitions. Borrowings under the Oaktree credit agreement bear interest at a rate per annum equal, at the Company’s option, to either (a) SOFR (with a floor of 1.00%), plus an applicable margin of 8.25% or (b) a fluctuating adjusted base rate in effect from time to time, plus an applicable margin of 7.25%, provided that the Oaktree credit agreement amendment provides that an additional 0.50% of interest will accrue from August 9, 2023 through June 20, 2024 (which additional interest may be paid in cash or in-kind). The effective rate of interest on borrowings under this facility on October 3, 2023, was 14.40%.

DILUTION

Purchasers of our Class B common stock in the rights offering will experience an immediate dilution to the extent of the difference between the price per share you pay in this rights offering and the net tangible book value per share of our Class B common stock immediately after the rights offering. Our historical net tangible book value as of June 30, 2023 was $(83.6) million, or $(5.03) per share (based upon 16,615,389 shares of our Class A common stock and Class B common stock outstanding). Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding.

After giving effect to the assumed sale in the rights offering transactions of up to            shares of Class B common stock at a subscription price of $            per share and after deducting estimated offering expenses payable by us, our as-adjusted net tangible book value as of June 30, 2023 would have been $            million, or $            per share of Class B common stock. This represents an immediate increase in net tangible book value of $            per share to existing stockholders and immediate reduction in net tangible book value of $            per share to the eligible stockholders and standby purchasers purchasing shares of our Class B common stock in the rights offering transactions. The following table illustrates this per share dilution as of June 30, 2023 (assuming a fully subscribed for rights offering of            shares of our Class B common stock at a subscription price of $            per share):

Subscription price per share of Class B common stock		$
Net tangible book value per share as of June 30, 2023	$(5.03)
Increase in net tangible book value per share attributable to the rights offering transactions
Pro forma net tangible book value per share after the rights offering transactions
Increase in net tangible book value per share to existing stockholders		$

The number of shares of our outstanding Class B common stock reflected in the discussion and table above is based on 50,000 shares of Class A common stock and 16,565,389 shares of Class B common stock outstanding as of June 30, 2023 and excludes:

•        951,600 shares of our Class B common stock issuable upon the vesting of restricted stock units outstanding as of June 30, 2023;

•        229,710 additional shares of our Class B common stock available for future issuance as of June 30, 2023, under our 2017 Stock Incentive Plan, as amended;

•        968,750 shares of our Class B common stock issuable upon the conversion of our outstanding 6.75% senior convertible notes (the “Notes”); and

•        1,213,621 shares of our Class B common stock reserved for purchase under (i) certain warrants to purchase Class B common stock issued to a lender in connection with the Company’s 2018 financings (the “2018 financing warrants”) and (ii) the 2023 Oaktree warrants (as defined below).

To the extent that outstanding restricted stock units become vested; new stock options, performance stock units, or restricted stock units are issued under our stock incentive plan; existing convertible notes are converted or, or new convertible notes are issued; existing warrants are exercised in accordance with their terms, or new warrants are issued; or we issue additional shares of Class B common stock for any other reason in the future, there could be further dilution to investors participating in this rights offering.

The completion of the rights offering will result in adjustments to the conversion rate or exercise price, as applicable, of the Company’s outstanding Notes, 2018 financing warrants and the 2023 Oaktree warrants.

Pursuant to the terms of the indenture governing the Notes, upon completion of the rights offering the Notes will have a conversion rate of            shares of Class B common stock per $1,000 principal amount of Notes, which is equal to a conversion price of $            per share. The indenture contains a “blocker provision” which provides that no holder (other than the depositary with respect to the Notes) or beneficial owner of Notes shall have the right to receive shares of Class B common stock upon conversion to the extent that, following receipt of such shares, such holder or beneficial owner would be the beneficial owner of more than 4.99% of the outstanding shares of Class B common stock.

Following the completion of the rights offering, the 2018 financing warrants will have an exercise price of $            per share of Class B common stock and the Oaktree 2023 warrants will have an exercise price of $            per share of Class B common stock. None of the Notes, the 2018 financing warrants, or the 2023 Oaktree warrants is eligible to participate in the rights offering other than the participation of any Notes holders that elect to convert their Notes into shares of Class B common stock prior to the record date.

DETERMINATION OF THE SUBSCRIPTION PRICE

The special committee determined the $            per share subscription price, which it believed is at a level that, in its good faith discretion, reflected a sufficient discount from recent trading prices of the Class B common stock to achieve broad based participation by eligible stockholders of the Company in the rights offering. In setting the subscription price, the special committee, with the advice and input of senior management of the Company and D.A. Davidson & Co., as financial advisor to the special committee, considered a number of factors, including the following:

•        the historical and current trading prices for our Class B common stock;

•        general conditions in the securities markets;

•        our need for capital to pay a portion of our debt under the Oaktree credit agreement;

•        alternatives available to us for raising capital, taking into account Nasdaq listing standards and other applicable regulations;

•        the amount of proceeds desired and anticipated uses of proceeds;

•        pricing of similar transactions;

•        the liquidity of our Class B common stock;

•        the terms contained in the standby purchase agreement, including the provision that if the commitment of the standby purchasers was to be effective, the subscription price was not to be higher than $6.15 per share of Class B common stock; and

•        the levels of dilution to be experienced by non-participating stockholders as a result of the rights offering.

The subscription price should not be considered an indication of the actual value or future value of the Company or our Class B common stock. We cannot assure you that the market price of our Class B common stock will not decline during or after this rights offering.

THE RIGHTS OFFERING

The following is a description of the terms and conditions of the rights offering and assumes, unless specifically provided otherwise, that you are an eligible stockholder on the record date. If you hold your securities in a brokerage account or through a dealer or other nominee, please refer to “— Method of Exercising Subscription Rights” below.

Before deciding whether to exercise your subscription rights, you should carefully read this prospectus in its entirety, including the information set forth under the heading “Risk Factors,” and the information that is incorporated by reference herein.

General

We are conducting the rights offering, in which we are distributing to the eligible stockholders, at no charge, non-transferable subscription rights to purchase an aggregate of            shares of our Class B common stock. The subscription rights will be evidenced by subscription rights certificates.

The eligible stockholders consist of the holders of the following securities of the Company as of the record date:

•        Class A common stock; and

•        Class B common stock.

You will receive one subscription right for each whole share of our Class A common stock or Class B common stock held by you as of the close of business on            , 2023, which is the record date. Each subscription right entitles you to purchase            shares of Class B common stock at a subscription price of $            per share. If all eligible stockholders exercise their subscription rights in full, we would issue in connection with the rights offering, in the aggregate, a maximum of            shares of Class B common stock.

You may purchase only whole shares of Class B common stock in the rights offering. We will not issue fractional shares of Class B common stock upon the exercise of any subscription rights distributed in this offering.

The subscription rights may be exercised at any time during the rights offering subscription period, which will commence on            , 2023, and will expire at 5:00 p.m., Eastern time, on            , 2023, unless we extend such period. You may exercise some, all, or none of your subscription rights.

The rights offering is fully backstopped by the standby purchasers, who are Mr. Tkach, Mr. Coulter, and Stone House, pursuant to the standby purchase agreement. Mr. Tkach is an officer and director of the Company and currently beneficially owns shares of Class B common stock representing approximately 15.9% of the outstanding shares of such class. Mr. Coulter is a director of the Company and currently beneficially owns shares of Class B common stock representing approximately 15.9% of the outstanding shares of such class. Stone House is a stockholder of the Company and currently beneficially owns shares of Class B common stock representing approximately 13.5% of the outstanding shares of such class. Within two business days after the closing of the rights offering, the Company will sell to the standby purchasers, and the standby purchasers will purchase, all shares of Class B common stock offered for sale by the Company that were not purchased in the rights offering.

Background of and Reasons for the Rights Offering

Our board of directors, following recommendation and approval of the standby purchase agreement by the special committee, unanimously approved the rights offering, after considering various alternatives to meet our liquidity, financial flexibility, and capital needs and concluding that the rights offering was the appropriate alternative for the Company to pursue at this time. In reaching its determination, our board of directors considered, among other things, (a) the determination made by the Company that it was not in compliance with certain leverage ratio financial covenants in the Oaktree credit agreement as of June 30, 2023 and the possibility that its debt under such agreement could be accelerated, (b) that Oaktree was willing to agree to an amendment to the Oaktree credit agreement, but only if the Company raised a significant amount of funds to repay a portion of the debt outstanding under the Oaktree credit agreement, including funds derived from an equity offering, and (c) the potential dilution in the ownership percentages of holders of our Class B common stock who elect not to participate in the rights offering.

The following is a description of certain material events, including deliberations of our board of directors, leading to the commencement of the rights offering:

In June 2023, the Company reviewed preliminary information bearing on whether it would be in compliance with the leverage ratio financial covenants contained in the Oaktree credit agreement as of the end of its second fiscal quarter. Based on the Company’s anticipated operating results and the likely timing of two contemplated asset sales, management was uncertain as to whether the Company would be in compliance with such covenants. This potential non-compliance created significant risks to the Company, including the risk that a covenant breach could cause the Company’s debt under the Oaktree credit agreement to be accelerated or for such debt to be reflected as a current obligation on the Company’s balance sheet. Later in June 2023, the Company notified Oaktree of the possibility that it would not be in compliance with the financial covenant terms contained in the Oaktree credit agreement as of June 30, 2023.

Following the initial disclosure to Oaktree, the Company engaged in a series of discussions with Oaktree to obtain a compliance waiver or loan amendment to provide less restrictive financial covenants. In these discussions, Oaktree indicated that it would consider entering into an amendment to the Oaktree credit agreement that would eliminate and not test these leverage ratio financial covenants for the fiscal quarters ending June 30, 2023 and September 30, 2023, subject to certain conditions. One of the principal conditions proposed by Oaktree required that the Company raise funds through assets sales in an amount sufficient to prepay a significant portion of the debt outstanding under the Oaktree credit agreement. Another condition required that the Company successfully conduct an equity offering and apply the greater of (i) 50% of the net cash proceeds from such equity offering and (ii) $50.0 million to the debt outstanding under the Oaktree credit agreement. Oaktree also requested that the Company issue warrants to purchase shares of Class B common stock to the lenders and agree to pay a fee as compensation for entering into the amendment.

Throughout the first half of 2023, management had been considering options to increase liquidity, including the possible sale of real estate and other assets. In July 2023, members of senior management determined that it should be possible to raise funds in the amount of approximately $80.0 million by disposing of certain non-core real estate and monetizing the Company’s consumer loan portfolios. Accordingly, the Company commenced the negotiation of these transactions with certain third parties and entered into letters of intent providing for these transactions in the first and third weeks of July.

Having previously explored options to refinance the Oaktree obligation and determined there were no desirable options available, the Company began to focus on the best way to raise capital to meet the conditions proposed by Oaktree. The Company considered a variety of possible transactions, including a mezzanine debt offering, a convertible preferred stock offering, a PIPE (private investment in public equity) offering, an underwritten equity offering, and a rights offering. After discussion, management of the Company stated that it believed that a rights offering was the most attractive alternative because it would give all of the Company’s stockholders the opportunity to provide the additional equity financing needed by the Company. Because Oaktree would only agree to an amendment based upon fully-committed funding, management determined that the rights offering would need to be fully backstopped by one or more stockholders of the Company or their affiliates.

In late July and early August 2023, the Company held discussions with selected stockholders of the Company, including Mr. Tkach, Mr. Coulter, and Stone House, regarding whether they would be prepared to provide a backstop commitment for the rights offering. These stockholders generally expressed an interest in providing a backstop commitment, subject to, among other things, gaining a better understanding of the terms that Oaktree would require as a basis for the amendment to the Oaktree credit agreement and the proposed terms of the rights offering.

On August 2, 2023, the Company engaged counsel to assist it in planning and executing the rights offering.

On August 4, 2023, counsel for the Company prepared a draft of the standby purchase agreement and provided it to counsel to the standby purchasers.

On August 6, 2023, the board of directors held a meeting at which it discussed the rights offering and the progress made to date in negotiations with Oaktree. At this meeting, the board of directors reviewed the status of planning for the rights offering and certain factors affecting the timing of the transaction. The board of directors discussed the need to appoint a special committee of the board of directors to consider whether to approve the backstop commitment from the standby purchasers, in view of the fact that one of the standby purchasers was an officer and director and one was a director of the Company. At this meeting, the board of directors decided to establish a special committee and identified three disinterested members of the board of directors to serve on such committee. The board then discussed the scope of authority of the special committee, which would include considering the approval of any standby purchase arrangement in connection with the rights offering, and directed counsel to the Company to prepare resolutions confirming the establishment thereof.

On August 7, 2023, management and members of the board of directors discussed a draft of the Quarterly Report on Form 10-Q to be filed with the SEC for the fiscal quarter ended June 30, 2023. Management reviewed and discussed with the Company’s accounting staff and outside accountants the proposed amendment to the Oaktree credit agreement, which would, among other things, remedy the Company’s non-compliance with the leverage ratio financial covenants as of June 30, 2023. At that time, the proposed amendment included a provision requiring the Company to obtain a backstop commitment for a rights offering during the month of September 2023. Management recognized that, if the Company entered into the proposed amendment as drafted, the ability of the Company to meet its obligations to Oaktree would be subject to its ability to obtain such backstop commitment. Accordingly, management determined that the Company might not be able to procure the backstop commitment and as a result could fail to meet the terms of the amendment, and Oaktree would then have the right to accelerate the Company’s obligations under the amended credit agreement. As a result, the Company concluded that under generally accepted accounting principles (“GAAP”), the existence of that contingency at the time of filing the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, together with the possibility that the contingent condition might not be satisfied in the future, would require that the Oaktree debt be reported as a current obligation in the Company’s Form 10-Q for the fiscal quarter ended June 30, 2023.

On August 7, 2023, senior management of the Company provided updates to the board of directors in two separate telephone conferences. Members of senior management explained the Company’s determination regarding classification of the Oaktree debt and its possible consequences for the Company. They noted that the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023 was due to be filed with the SEC by August 9, 2023. Unless the classification concerns were satisfactorily resolved prior to this date, it would be necessary under GAAP for the Company either (i) to file a Quarterly Report on Form 10-Q reflecting the debt under the Oaktree credit agreement as a current obligation of the Company or (ii) to delay filing the Form 10-Q beyond the scheduled due date to allow additional time to resolve the contingency. Senior management indicated that either of these two alternatives would likely have material and adverse effects on the Company and the stockholders. At the conclusion of these updates, the board of directors directed senior management to attempt to accelerate negotiations with the proposed standby purchasers and attempt to bring negotiations with Oaktree to a close within the next day or two.

In the morning of August 8, 2023, representatives of the Company discussed the Company’s current situation with Stone House, Mr. Tkach, Mr. Coulter, and a fourth stockholder. These stockholders confirmed that they were willing, in principle, to provide a backstop commitment to purchase shares of Class B common stock that are offered in the rights offering but not purchased by the eligible securityholders. The Company then advised Oaktree that it had obtained an agreement in principle from key stockholders to provide this backstop commitment. Oaktree notified the Company that, on the basis of such commitment, it would be prepared to enter into an amendment to the Oaktree credit agreement later that day.

During the day on August 8, 2023, the Company engaged in discussions of the terms of the standby purchase agreement with Stone House, Mr. Tkach, Mr. Coulter, and a fourth stockholder. In the course of these discussions, the fourth stockholder advised the Company that it would not be able to provide the full amount of its proposed commitment, due to the need to obtain internal approvals, some of which could not be secured on an expedited basis. Before the end of the day, the Company reached an agreement with Stone House, Mr. Tkach, and Mr. Coulter on the terms of the backstop commitment, including the allocation of the commitment among the standby purchasers and the condition that the standby purchase agreement was valid only up to a subscription price of $6.15. During the same day, the Company finalized the terms of the proposed amendment to the Oaktree credit agreement. Oaktree agreed to eliminate and not test all leverage ratio financial covenants under the Oaktree credit agreement for the fiscal quarters ending June 30, 2023 and September 30, 2023 and make less restrictive all leverage ratio financial covenants for the fiscal quarters ending December 31, 2023, March 31, 2024, and June 30, 2024.

On August 8, 2023, the special committee held a meeting at which all three members of the special committee were in attendance. At this meeting, the special committee confirmed the engagement of counsel to the special committee and reviewed the terms of the proposed rights offering and proposed backstop commitment. The special committee also discussed the fact that there was a very limited set of alternative courses of action available to the Company in order to resolve the failure to comply with the leverage ratio financial covenants prior to filing its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. At this meeting, the special committee also approved the engagement of D.A. Davidson & Co. to act as its financial adviser to render financial advisory and investment banking services in connection with the special committee’s review of capital raising alternatives and the contemplated rights offering. The scope of D.A. Davidson & Co.’s engagement included (a) familiarizing itself with the business, operations, financial condition, and prospects of the Company; (b) reviewing capital raising alternatives that may be available to the Company; (c) analyzing precedent pricing and structures of rights offerings in order to provide a recommendation to the special committee if a rights offering is pursued; and (d) providing such other financial advisory services in connection with the rights offering as the special committee and D.A. Davidson & Co. may agree. No portion of the fee payable to D.A. Davidson & Co. pursuant to the terms of its engagement is refundable or contingent upon the nature of the advice D.A. Davidson & Co. renders in connection with the transaction.

In the evening of August 8, 2023, the board of directors held another meeting. At this meeting, the board of directors discussed the situation facing the company and the results of the negotiations that had taken place during the day with the standby purchasers and Oaktree. The board of directors also discussed the recent formation of the special committee and its engagement of D.A. Davidson & Co. to act as its financial advisor. The members of the special committee discussed the meeting they had held earlier in the day, and the actions taken by them at such meeting. Representatives of D.A. Davidson & Co. also attended this meeting, and provided information regarding their qualifications, their views regarding the Company’s alternatives, and other financial matters relating to the rights offering. At this meeting, the board of directors and the special committee took various actions. Among other things:

•        The board of directors approved the final text of the resolutions approving the scope of authority and terms governing the special committee. These resolutions (1) appointed three directors: Melvin Flanigan, Rebecca Polak, and Kevin Westfall to serve on the special committee; (2) authorized the special committee to review and consider capital raising alternatives, to consider whether to approve any standby purchase agreement to be entered into with the standby purchasers, to determine the subscription price for the rights offering (if the rights offering is pursued), and to evaluate any other related-party transactions in connection with the rights offering; (3) authorized the special committee to select and compensate its advisors; and (4) ratified prior actions taken by the special committee.

•        The special committee approved the standby purchase agreement.

•        The board of directors approved the proposed amendment to the Oaktree credit agreement.

On August 8, 2023, after the conclusion of the special committee and board of directors meetings, the Company entered into the standby purchase agreement with the standby purchasers. The standby purchase agreement provided that, among other things:

•        The Company agreed to conduct the rights offering on the following terms: (a) the aggregate subscription price of all shares of Class B common stock to be offered in the rights offering was to be approximately $100.0 million and (b) the subscription price was to be set at a level which, in the good faith discretion of the special committee, reflected a sufficient discount from recent trading prices of the Class B common stock to achieve broad based participation by stockholders of the Company in the rights offering; provided, that the standby purchase agreement contemplated that, if the commitment of the standby purchasers was to be effective, the subscription price was not to be higher than $6.15 per share of Class B common stock.

•        The standby purchasers agreed that, within two business days after the closing of the rights offering, they would purchase from the Company in the backstop private placement any shares of Class B common stock included in the rights offering that were not subscribed for and purchased by eligible securityholders at the same per share subscription price that payable by eligible securityholders who elected to exercise their subscription rights in the rights offering. The standby purchase agreement allocated the obligation to purchase unsubscribed shares among the standby purchasers as follows: (i) Mr. Tkach: 25%; (ii) Mr. Coulter: 25%; and (iii) Stone House: 50%. The standby purchasers were not entitled to receive a fee for the commitment made by them under the standby purchase agreement. They were, however, entitled to receive reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, execution, and delivery of the standby purchase agreement and the transactions contemplated thereby, including reasonable and documented fees and disbursements of counsel to each standby purchaser.

•        The Company agreed to provide Stone House with the right to designate one nominee to the board of directors of the Company not later than 60 days after the date of the standby purchase agreement.

See “The Standby Purchase Agreement” in this prospectus for a more detailed description of the terms of the standby purchase agreement.

On August 8, 2023, Stone House sent a written notice to the Company in which it designated Mark Cohen as the Stone House designee to our board of directors.

On August 9, 2023, the Company, the guarantors, Oaktree, as administrative agent, and the lenders executed the Oaktree credit agreement amendment. Under the Oaktree credit agreement amendment, the following changes were made to the Oaktree credit agreement:

•        all leverage ratio financial covenants under the Oaktree credit agreement were (a) eliminated and were not to be tested for the for the quarters ending June 30, 2023 and September 30, 2023 and (b) made less restrictive for the quarters ending December 31, 2023, March 31, 2024, and June 30, 2024;

•        additional performance covenants were added requiring the Company and its subsidiaries to use commercially reasonable best efforts to dispose of certain non-core real estate and monetize its consumer loan portfolios (with corresponding requirements to use such proceeds of such sales to pay down the term loans under the Oaktree credit agreement);

•        an additional performance covenant was added requiring the Company to receive aggregate capital investments of at least $100.0 million from the issuance of common equity interests in the Company by December 1, 2023 (with a corresponding requirement to use the greater of (i) 50% of the net cash proceeds from the issuance of such equity interests and (ii) $50.0 million to prepay a portion of the term loans under the Oaktree credit agreement); and

•        an additional covenant was added requiring the Company to issue warrants, exercisable for an anticipated aggregate of 1,212,121 shares with an initial exercise price of $12.00 per share, in a form to be agreed upon, to the Oaktree lenders.

As a result of the Oaktree credit agreement amendment, and due to the fact that it became effective as of June 30, 2023, with respect to the Company’s compliance with its leverage ratio financial covenant, the Company, Oaktree, and the lenders agreed that no event of default existed or arose from such leverage ratio financial covenants as of such date. In connection with the Oaktree credit agreement amendment, the Company also agreed to pay a nominal fee to Oaktree which may be paid in cash or in kind.

On August 9, 2023, prior to opening of business, the Company issued two press releases. The first press release announced the Company’s intention to conduct the rights offering. The second press release was the earnings release announcing the Company’s results of operations for its fiscal quarter ended June 30, 2023. Later in the day, the Company filed with the SEC its Form 10-Q for the quarter ended June 30, 2023.

On August 14, 2023, the Company and Oaktree finalized the terms of the warrants, and thereafter, the Company issued such warrants to the Oaktree lenders (the “Oaktree warrants”).

On August 22, 2023, the Company entered into the sale-leaseback agreement, which contemplates a sale-leaseback transaction covering nine separate properties in exchange for an aggregate purchase price of approximately $56.9 million. The Company plans to use approximately $55.0 million of the net cash proceeds from this transaction to repay a portion of its outstanding debt to Oaktree. Closing for eight of the nine properties occurred on September 8, 2023. The closing of the ninth property pursuant to the sale-leaseback agreement is subject to the satisfactory completion of due diligence by the buyer. The buyer has the right to terminate its obligation to purchase the ninth and final property for any reason or for no reason on or before the end of the inspection period applicable to such property.

Between August 8, 2023 and August 30, 2023, the Company reviewed the qualifications of Mark Cohen to serve on the board of directors. Then, on August 30, 2023, the board of directors appointed Mark Cohen as a Class I director of the Company to fill the vacant seat created by Shin Lee’s resignation from the Board on July 29, 2023. The Board designated Mr. Cohen as a Class I director with a term expiring at the Company’s 2025 annual meeting of stockholders.

On October 4, 2023, the Company filed a registration statement on Form S-3 with the SEC relating to the rights offering. Such registration statement included a prospectus describing the rights offering, which omitted terms, such as the subscription price and record date, that had not yet been determined by the special committee and the board of directors.

Prior to the determination of such omitted terms, the special committee intends to hold a meeting for the purpose of determining such terms as the subscription price for subscription rights to be distributed in the rights offering, taking into account information provided to it by D.A. Davidson & Co., the financial advisor to the special committee. Following the determination of the special committee, the board of directors intends to hold a meeting to authorize and approve the remaining terms of the rights offering.

In approving the standby purchase agreement and the rights offering, the special committee and the board of directors considered a number of factors, including the following:

•        The fact that the standby purchase agreement will allow the Company to conduct a fully backstopped rights offering which provides an opportunity for all of the eligible stockholders to participate in an equity raise on the same terms as negotiated with the standby purchasers and is intended to ensure that the Company receives approximately $100.0 million of gross proceeds. As described in “Use of Proceeds” in this prospectus, the proceeds of the rights offering transactions are intended to allow us to prepay the greater of (i) 50% of the net cash proceeds of the rights offering and (ii) $50.0 million of debt to Oaktree and accelerate our growth strategy and adopt specified initiatives, including through strategic acquisitions;

•        The belief of the special committee and the board of directors that the investment terms agreed to by the standby purchasers reflected the best terms available to the Company under the circumstances that would provide a reasonable degree of certainty in executing the rights offering;

•        The relative attractiveness of the rights offering to alternatives that were considered, which was also confirmed by advice provided by D.A. Davidson & Co.;

•        The recommendation of our senior management in favor of the rights offering transactions;

•        The risks, costs, and uncertainties associated with the failure on the part of the Company to comply as of June 30, 2023 with the leverage ratio financial covenants contained in the Oaktree credit agreement, and the limited time that was available to the Company in early August 2023 to remedy such failure; and

•        Various other risks related to our financial condition and results of operations, as further described in the risk factors included elsewhere in this prospectus and as set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q.

See “Determination of the Subscription Price” in this prospectus for additional information on factors considered in setting the subscription price.

The foregoing discussion of the information and factors considered by the special committee and the board of directors is not intended to be exhaustive, but rather is meant to include the material factors that the special committee and our board of directors considered. In view of the complexity and wide variety of factors that the special committee and the board of directors considered in connection with their evaluation of the transactions described above, the special committee and the board of directors did not find it practical, and did not attempt, to quantify, rank, or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the special committee or the board of directors. In considering approval of the transactions described above, individual directors may have given different weights to different factors.

Although we believe that the rights offering transactions will strengthen our financial condition, neither our board of directors nor the special committee is making any recommendation as to whether you should exercise your subscription rights.

Participation of Our Directors and Executive Officers

Our directors and executive officers who own eligible securities are permitted, but are not required (except, in the case of Mr. Tkach and Mr. Coulter, for their obligations to participate in the backstop private placement), to participate in the rights offering on the same terms and conditions applicable to all eligible stockholders. Any such director or executive officer who subscribes for shares of Class B common stock in the rights offering will pay $            per share of Class B common stock, the same subscription price payable by all other eligible stockholders who exercise their subscription rights in the rights offering.

Certain of our directors and officers, including Messrs. Tkach and Coulter, who owned Class B common stock as of the record date, have indicated that they intend to exercise the subscription rights they receive in the rights offering in full. Pursuant to these indications of interest to participate, we anticipate that our directors and officers would purchase an aggregate of            shares of Class B common stock in the rights offering.

Subscription Price

The subscription price per share of Class B common stock will be $            . Subscribers must fund their subscriptions at the subscription price.

In determining the subscription price, the special committee of our board of directors, with the advice and input of management and D.A. Davidson & Co., as financial advisor to the special committee, considered a number of factors, including: alternatives available for raising capital, taking into account Nasdaq listing standards and other applicable regulations, the likely cost of capital from other sources and general conditions of the securities markets, the price at which it may be possible to achieve broad-based participation in the rights offering by our stockholders, historical and current trading prices for our Class B common stock, our contractual obligations, our need for liquidity and capital, and the levels of dilution to be experienced by non-participating stockholders as a result of the rights offering. The subscription price is not necessarily related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of the Class B common stock to be offered in the rights offering. You should not consider the subscription price as an indication of value of the Company or our Class B common stock. The market price of our Class B common stock may decline during or after the rights offering, including below the subscription price for the common stock. You should obtain a current quote of our Class B common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

Over-subscription Right

If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you will have an over-subscription right to purchase additional shares of Class B common stock that remain unsubscribed at the expiration time.

If you wish to exercise your over-subscription right, you should indicate in the space provided on your rights certificate the number of additional shares of Class B common stock that you would like to purchase. When you send in your rights certificate, you must send the full purchase price for the number of additional shares of Class B common stock that you have requested to purchase pursuant to your over-subscription right, in addition to the payment due for shares of Class B common stock purchased through your basic subscription right. In connection with the exercise of the over-subscription right, custodian banks, brokers, dealers, and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of Class B common stock requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

If the number of shares of Class B common stock remaining after the exercise of all subscription rights is not sufficient to satisfy all requests for shares pursuant to over-subscription rights, you will be allocated additional shares in the proportion which the number of shares you purchased through the subscription right bears to the total number of shares that all eligible stockholders exercising over-subscription rights purchased through the subscription right.

As soon as practicable after the expiration time, the subscription agent will determine the number of shares of Class B common stock, if any, that you have purchased pursuant to the over-subscription right. If you request and pay for more shares than are allocated to you, we will refund the overpayment in the form in which such payment was made. We will issue to the record holders who purchase shares of Class B common stock in the rights offering the shares in book-entry or uncertificated form as soon as practicable after the expiration time.

Expiration of the Rights Offering; Extension; Termination

You may exercise your subscription rights at any time prior to the expiration time, which is currently at 5:00 p.m., Eastern time, on            , 2023. If you do not exercise your subscription rights before the expiration time, your subscription rights will expire and will have no value. We will not be required to sell shares of Class B common stock to you if the subscription agent receives your subscription rights certificate or payment after the expiration time, regardless of when you sent the subscription rights certificate and payment.

We may, in our sole discretion, extend the time for exercising the subscription rights at any time after the record date and before the expiration time. If the commencement of the rights offering is delayed for a period of time, the expiration time may be similarly extended. In addition, we will extend the duration of the rights offering as required by applicable law, and may choose to extend the duration of the rights offering for any reason. We may extend the expiration time by giving oral or written notice to the subscription agent on or before the scheduled expiration time. If we elect to extend the expiration time, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced expiration time.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration time for any reason. See “— Conditions to the Rights Offering; Termination” below for more information.

Conditions to the Rights Offering; Termination

Our board of directors may terminate the rights offering at any time prior to the expiration time for any reason. In addition, we may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law, or regulation entered, enacted, amended, or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned in the form in which paid, without interest or deduction, as soon as practicable.

Exercise of Subscription Rights

To exercise your subscription rights, you must complete the rights certificate and deliver the certificate to the subscription agent before the expiration time. Your subscription must include full payment of the aggregate subscription price due upon exercise. You are solely responsible for completing delivery to the subscription agent of your rights certificate and payment of your aggregate subscription price.

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of whole shares of Class B common stock that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for exercise of your subscription right in full, the subscription agent will return the excess payment in the form in which it was made. You will not receive any interest on nor any deduction from any payments that are refunded to you.

We reserve the right to reject any or all subscriptions not properly or timely submitted or completed or the acceptance of which would, in our opinion, be unlawful.

The exercise of subscription rights is irrevocable and may not be cancelled or modified.

Method of Exercising Subscription Rights

Additional information regarding the exercise of subscription rights is as follows:

Subscription by Registered Holders

Each eligible stockholder who is a registered holder of our Class A common stock or Class B common stock as of the record date may exercise its subscription right by properly completing and executing the subscription rights certificate together with any required signature guarantees and forwarding it, together with payment in full, as provided herein, of the subscription price for each share of common stock for which it subscribes, to the subscription agent at the address set forth under the subsection titled “— Delivery of Subscription Materials and Payment” prior to the expiration time.

Subscription by DTC Participants

A bank, trust company, securities dealer, broker, or other nominee that holds shares of our Class B common stock on the record date as a nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise such beneficial owner’s subscription right through DTC on the same basis as if the beneficial owners were stockholders on the record date. Such nominee may exercise the subscription right on behalf of the exercising beneficial owner through DTC’s PSOP Function on the “agents subscription over PTS” procedure by (1) providing a certification as to the aggregate number of subscription rights exercised by the beneficial owner on whose behalf such nominee is acting, and (2) instructing DTC to charge the nominee’s applicable DTC account for the subscription payment for the new shares of Class B common stock to facilitate the delivery of the full subscription payment to the subscription agent. DTC must receive the subscription instructions and payment for the new shares of Class B common stock before the expiration time.

Subscription by Beneficial Owners

Eligible stockholders who are beneficial owners of shares of our Class B common stock as of the record date and whose shares are registered in the name of a custodian bank, broker, dealer, or other nominee, or would prefer to have an institution conduct the transaction relating to the subscription rights on their behalf, should instruct their custodian bank, broker, dealer, or other nominee or institution to exercise their subscription rights and deliver all documents and payment, on their behalf, prior to the expiration time. An eligible stockholder’s subscription rights will not be considered exercised unless the subscription agent receives on a timely from such eligible stockholder or its custodian bank, broker, dealer, or other nominee or institution, as the case may be, all of the required documents and the full subscription price payment.

Method of Payment

You must timely pay the full subscription price, in U.S. currency, for the full number of shares of Class B common stock at the subscription price you wish to acquire pursuant to the exercise of your subscription rights (including any over-subscription rights) by delivering:

•        a wire transfer of immediately available funds to accounts maintained by the subscription agent (acting as Subscription Agent for RumbleOn, Inc.); or

•        a U.S. Postal money order, certified check, bank draft, cashier’s check, or uncertified personal check drawn upon a U.S. bank payable to “Broadridge Corporate Issuer Solutions, LLC (acting as Subscription Agent for RumbleOn, Inc.)”.

Subscription rights certificates received on or after the expiration time will not be honored, and we will return your payment to you in the form received as soon as practicable, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

•        receipt of collected funds wired in the subscription agent’s account; or

•        receipt by the subscription agent of a U.S. Postal money order, certified check, bank draft, cashier’s check, or uncertified personal check drawn upon a U.S. bank.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments of subscription price to the Company. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription price. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of subscription rights certificates and full payment of the subscription price to the subscription agent will be at the risk of the holders of subscription rights, but, if sent by mail, we recommend that you the subscription rights certificates and payments be sent by registered mail, postage prepaid, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration time.

Subscription Agent

The subscription agent for the rights offering is Broadridge Corporate Issuer Solutions, LLC. We will pay all of their fees and expenses related to the rights offering and have also agreed to indemnify them from certain liabilities that it may incur in connection with the rights offering.

Delivery of Subscription Materials and Payment

You should deliver your subscription documents, subscription rights certificate, and payment of the subscription price, as provided herein, or, if applicable, nominee holder certifications, to the subscription agent by first class mail or overnight delivery as follows:

First Class Mail:

Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0693

Overnight Delivery:

Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your subscription rights. You should direct any questions or requests for assistance concerning the method of subscribing for shares of common stock or for additional copies of this prospectus to the information agent, by phone, e-mail, or mail as follows:

Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718
Toll Free: (888)789-8409
E-mail: shareholder@broadridge.com

Funding Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of Class B common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is withdrawn or terminated. If the rights offering is terminated for any reason, all subscription payments received by the subscription agent will be returned to subscribers, without interest or deduction, as soon as practicable.

No Guaranteed Delivery Period

There is no guaranteed delivery period in connection with the rights offering, so you must ensure that you properly complete all required steps prior to the expiration time, unless we decide to extend the rights offering to some later time or terminate it earlier.

Notice to Beneficial Holders

If you are a broker, a trustee, or a depositary for securities who holds shares of our Class B common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our Class B common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our Class B common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” substantially in the form accompanying this prospectus. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our Class B common stock or will receive subscription rights through a custodian bank, broker, dealer, or other nominee, we will ask your custodian bank, broker, dealer, or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your custodian bank, broker, dealer, or other nominee act for you. If you hold shares of our Class B common stock directly under your name in stock certificate(s) or in book-entry or uncertificated form, but would prefer to have your custodian bank, broker, dealer, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. Your nominee may establish a deadline prior to the expiration time by which you must provide it with your instructions to exercise your subscription rights and payment for your shares.

To indicate your decision with respect to your subscription rights, you should complete and return to your custodian bank, broker, dealer, or other nominee the form entitled “Beneficial Owners Election Form” substantially in the form accompanying this prospectus. You should receive the “Beneficial Owners Election Form” from your custodian bank, broker, dealer, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your custodian bank, broker, dealer, or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your custodian bank, broker, dealer, or nominee or if you receive it without sufficient time to respond.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form, and eligibility of the exercise of your subscription rights and any such determination made by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional, or contingent subscriptions or directions. Our interpretations of the terms and conditions of the rights offering will be final and binding. Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form.

We will also not accept the exercise of your subscription rights if our sale of Class B common stock to you could be deemed unlawful under applicable law. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription price have been received by the subscription agent and any defects or irregularities therein waived by us.

No Revocation or Change

Once you submit the form of subscription rights certificate to exercise any subscription rights, you may not revoke, cancel or change your exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price.

Non-Listing of the Subscription Rights

The subscription rights will not be listed for trading on any stock exchange or market. Therefore, there will be no public market for the subscription rights. However, the shares of our Class B common stock issued upon the exercise of the subscription rights will remain listed on Nasdaq under the symbol “RMBL.”

Issuance of Common Stock

All shares of our Class B common stock that you purchase in the rights offering will be issued in book-entry or uncertificated form, meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your shares of Class B common stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the shares of Class B common stock you purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares of Class B common stock you may have elected to purchase by exercise of your subscription rights in order to comply with state securities laws.

Rights of Subscribers

You will have no rights as a holder of the shares of our Class B common stock issuable in the rights offering until shares are issued in book-entry form or your account at your broker, dealer, bank, or other nominee is credited with the shares of our Class B common stock purchased in the rights offering. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, subscription payment, as provided herein, and any other required documents to the subscription agent.

Non-U.S. Stockholders and Stockholders with Army Post Office or Fleet Post Office Addresses

The subscription agent will not mail subscription rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent in writing or by recorded telephone conversation no later than five business days prior to the expiration time. The Company will determine whether the rights offering may be made to any such record date stockholder. If you do not follow these procedures by such time, your rights will expire and will have no value.

No Board of Directors Recommendation

An investment in the Company’s Class B common stock must be made according to your evaluation of your own best interests and after considering all of the information or incorporated by reference herein, especially the “Risk Factors” section of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.

Shares Outstanding After the Rights Offering

Assuming that all shares of Class B common stock offered in the rights offering will be sold at the subscription price to the stockholders as of the record date, we will issue            shares of Class B common stock. In that case, assuming no additional shares of Class B common stock are issued by us prior to closing of the rights offering, we will have approximately            million shares of common stock outstanding after the rights offering. This would represent an increase of approximately            % in the number of outstanding shares of common stock.

The issuance of shares of our Class B common stock in the rights offering will dilute, and thereby reduce, your proportionate ownership in our shares of Class B common stock, unless you fully exercise your subscription rights. In addition, the issuance of our common stock at a subscription price that is less than the market price as of the record date will likely reduce the price per share of our common stock held by you prior to the rights offering.

Fees and Expenses

Neither we, nor the subscription agent, will charge a brokerage commission or a fee to eligible stockholders for exercising their rights. However, if you exercise your subscription rights through a custodian bank, broker, dealer, or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer, or nominee.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus or any document mentioned herein, you should contact the information agent at the address and telephone number set forth above under “— Delivery of Subscription Materials and Payment.”

No “Going Private” Transaction

The rights offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the rights offering, as described in this prospectus, the Company’s Class B common stock will continue to be registered pursuant to Section 12(b) of the Exchange Act. The Company intends for its Class B common stock to remain listed on Nasdaq following completion of the rights offering.

Other Matters

The Company is not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor is the Company distributing or accepting any offers to purchase any of our securities from eligible stockholders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. The Company may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, the Company also has the discretion to delay allocation and distribution of any securities you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. The Company may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

THE STANDBY PURCHASE AGREEMENT

On August 8, 2023, the Company entered into the standby purchase agreement with the standby purchasers. The standby purchase agreement provides that, among other things:

•        The Company agreed to conduct the rights offering on the following terms: (a) the aggregate subscription price of all shares of Class B common stock to be offered in the rights offering was to be approximately $100.0 million and (b) the subscription price was to be set at a level which, in the good faith discretion of the special committee, reflected a sufficient discount from recent trading prices of the Class B common stock to achieve broad based participation by stockholders of the Company in the rights offering; provided that the standby purchase agreement contemplated that, if the commitment of the standby purchasers was to be effective, the subscription price was not to be higher than $6.15 per share of Class B common stock.

•        The standby purchasers agreed that, within two business days after the closing of the rights offering, they would purchase from the Company in the backstop private placement any shares of Class B common stock included in the rights offering that were not subscribed for and purchased by eligible stockholders at the same per share subscription price that payable by eligible stockholders who elected to exercise their subscription rights in the rights offering. The standby purchase agreement allocated the obligation to purchase unsubscribed shares among the standby purchasers as follows: (i) Mr. Tkach: 25%; (ii) Mr. Coulter: 25%; and (iii) Stone House: 50%. The standby purchasers are not entitled to receive a fee for the commitment made by them under the standby purchase agreement. They were, however, entitled to receive reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, execution, and delivery of the standby purchase agreement and the transactions contemplated thereby, including reasonable and documented fees and disbursements of counsel to each standby purchaser.

•        The Company agreed to provide Stone House with the right to designate one nominee to the board of directors of the Company not later than 60 days after the date of the standby purchase agreement.

The standby purchase agreement contains customary representations from the Company, on the one hand, and the standby purchasers, on a several and not joint basis, on the other hand. It also contains customary covenants on the part of the parties, including, but not limited to, covenants relating to the rights offering being completed in accordance with the terms and conditions of the standby purchase agreement and this prospectus, the listing of the Class B common stock sold to the standby purchasers on Nasdaq, public announcements, and indemnification. Under the standby purchase agreement, the standby purchasers acknowledged that any shares of Class B common stock sold to them have not been registered under the Securities Act and may not be sold absent registration or an available exemption. The standby purchase agreement does not provide any registration rights to the standby purchasers in respect of any backstop securities that may be sold to them.

The obligations of the parties to the standby purchase agreement to consummate the backstop private placement are subject to certain customary conditions. In particular, the obligations of each party to the standby purchase agreement to consummate the backstop private placement are subject to the following conditions:

•        the completion of the rights offering;

•        the absence of any judgment, injunction, decree, regulatory proceeding, or other legal restraint prohibiting or rendering illegal the consummation of the backstop private placement;

•        no suspension in trading of the Class B common stock having occurred on Nasdaq;

•        the accuracy of the representations and warranties of the other party or parties made in the standby purchase agreement (subject to certain customary exceptions); and

•        material compliance by the other party with its covenants under the standby purchase agreement.

The standby purchase agreement also contains customary termination rights for the Company and the standby purchasers. In particular, the standby purchase agreement may be terminated by mutual written consent of parties. In addition, each standby purchaser may terminate the standby purchase agreement:

•        upon a suspension of trading of Class B common stock by Nasdaq, a suspension of payments with respect to banks in the United States or a declaration of war or national emergency in the United States;

•        if the Company materially breaches its obligations under the standby purchase agreement and such breach is not cured within ten business days following written notice; or

•        if the rights offering has not been consummated by December 1, 2023.

Similarly, the Company may terminate the standby purchase agreement:

•        if the Company, in its reasonable judgment, determines that it is not in the best interests of the Company and its stockholders to proceed with the rights offering;

•        if the rights offering transactions are prohibited by applicable law, rules, or regulations; or

•        if a standby purchaser materially breaches his or its obligations under the standby purchase agreement and such breach is not cured within ten business days following written notice.

Subject to the terms and conditions of the standby purchase agreement, we have also agreed to provide Stone House with the right to designate one nominee to the board of directors not later than 60 days after the date of the standby purchase agreement.

This information regarding the standby purchase agreement has been included to provide investors and eligible stockholders with information regarding its terms. It is not intended to provide any other factual information about us, the standby purchasers, or their respective subsidiaries and affiliates. Moreover, certain representations and warranties in the standby purchase agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between us, on the one hand, and its counterparties, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the standby purchase agreement should not be relied on by any persons as characterizations of the actual state of facts about us, the standby purchasers, or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the standby purchase agreement, which subsequent information may or may not be fully reflected in our public disclosures. The foregoing summary of the material terms of the standby purchase agreement is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the standby purchase agreement, a copy of which has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on August 11, 2023 and is incorporated herein by reference. We urge you to carefully read the entire document.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our articles of incorporation, as amended, our amended and restated bylaws, as amended, and applicable provisions of Nevada corporate law. You should read our articles of incorporation, as amended, and amended and restated bylaws, as amended, copies of which have been filed with the SEC and are incorporated by reference herein.

Overview

Our articles of incorporation authorize the issuance of

•        (i) 100,050,000 shares of common stock, par value $0.001 per share, of which (1) 50,000 shares are designated as Class A common stock and (2) 100,000,000 shares of common stock are designated as Class B common stock; and

•        (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.

As of September 30, 2023, we had approximately (i) two stockholders of record of 50,000 issued and outstanding shares of Class A common stock, (ii) 55 stockholders of record of 16,735,391 issued and outstanding shares of Class B Common Stock, and (iii) no shares of preferred stock outstanding.

Our Class B common stock is registered pursuant to Section 12(b) of the Exchange Act and traded on the Nasdaq Capital Market under the symbol “RMBL.”

Common Stock

Annual Meeting

Annual meetings of our stockholders are held on the date designated by the board of directors. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of one-third (33%) of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders, except as otherwise provided by statute or the articles of incorporation. Special meetings of the stockholders may be called for any purpose by the chairman and shall be called by the chairman or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders holding shares in the aggregate entitled to cast not less than a majority of the votes at any such meeting. Except as may be otherwise provided by applicable law, our articles of incorporation or our bylaws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Issuance of Common Stock

Shares of our Class A common stock and Class B common stock may be issued from time to time as our board of directors may determine and on such terms and for such consideration as may be fixed by the board of directors.

Voting Rights

The Class A common stock ranks pari passu with all of the rights and privileges of the Class B common stock, except that holders of the Class A common stock are entitled to ten votes per share of Class A common stock issued and outstanding. The Class B common stock are identical to the Class A common stock in all material respects, except that holders of the Class B common stock are entitled to one vote per share of Class B common stock issued and outstanding.

Dividends

Holders of shares of Class A common stock and Class B common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by our board of directors, in its discretion, from funds legally available to be distributed.

Liquidation, Dissolution, and Winding Up

In the event of a liquidation, dissolution or winding up of our company, the holders of shares of Class A common stock and Class B common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any.

Other Rights

Holders of the Class A common stock and Class B common stock have no right to:

•        have their stock redeemed;

•        purchase additional shares of Class A common stock or Class B common stock; or

•        convert their shares of Class A common stock or Class B common stock into any other security.

There are no sinking fund provisions applicable to the Class A common stock or Class B common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is Broadridge, Inc.

Preferred Stock

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors without stockholder approval, unless such action is required by applicable law or the rules of Nasdaq Capital Market. Our board of directors is authorized to fix the designations, number of shares, powers, preferences, and rights and the qualifications, limitations, or restrictions of the shares of each series of preferred stock. Our board of directors may determine voting rights, conversion rights into common stock, dividend rights, and preferences with respect to dissolutions and liquidations of each series of preferred stock. The rights, preferences, and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series, which such certificate of designation will further amend our articles of incorporation.

The issuance of shares of preferred stock will affect, and may adversely affect, the rights of holders of our Class A common stock and Class B common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of our Class A common stock and Class B common stock until our board of directors determines the specific rights attached to that preferred stock. The effects of issuing additional preferred stock could include one or more of the following:

•        restricting dividends on the Class A common stock and Class B common stock;

•        diluting the voting power of the Class A common stock and Class B common stock;

•        impairing the liquidation rights of the Class A common stock and Class B common stock; or

•        delaying or preventing changes in control or management of our company.

Certain Provisions of our Articles of Incorporation and Bylaws and Nevada Law

Board of Directors

Our bylaws provide for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our bylaws also provide that directors may be removed without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote. The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election by written consent shall require the consent of a majority of the outstanding shares entitled to vote.

Amendment of Bylaws

Our bylaws may be altered or repealed, and new bylaws may be adopted, by the board of directors by a majority vote of the whole board of directors.

Nevada Laws

Nevada corporate law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires a “controlling interest” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

•        20.0% to 33.3%;

•        33.3% to 50.0%; and

•        more than 50.0%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares (as defined in Section 78.3784 of the Nevada Revised Statutes (“NRS”)). The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws exempt our Class A common stock and Class B common stock from the control share acquisition act.

Exclusive Forum

Our articles of incorporation and bylaws do not contain an exclusive forum provision.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the subscription rights acquired by eligible stockholders in the rights offering and the ownership and disposition of shares of our Class B common stock received upon exercise of the subscription rights.

This summary deals only with subscription rights acquired by eligible stockholders through the rights offering and shares of our Class B common stock acquired upon exercise of subscription rights, in each case, that are held as capital assets by a beneficial owner. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such a beneficial owner in light of their personal circumstances, including the alternative minimum tax, the Medicare tax on net investment income, and the consequences under Section 451(b) of the Code. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local, or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping, or gift taxation).

This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation:

•        insurance companies;

•        real estate investments trusts or regulated investment companies;

•        tax-exempt organizations;

•        government organizations;

•        financial institutions;

•        brokers or dealers in securities or currencies;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        pension plans;

•        persons that acquired our subscription rights, shares of our common stock in connection with employment, or other performance of services;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        owners that hold our subscription rights, shares of common stock as part of a straddle, hedge, conversion transaction, synthetic security, or other integrated investment;

•        U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, and

•        certain U.S. expatriates and former citizens or residents of the United States.

The discussion below is based upon the provisions of the Code, the United States Treasury regulations promulgated thereunder, rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked, or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the receipt or exercise (or expiration) of subscription rights or the acquisition, ownership, and disposition of shares of our Class B common stock that are different from those discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares of our common stock or subscription rights, or shares of our Class B common stock acquired upon exercise of subscription rights, as the case may be, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the Treasury Regulations in effect to be treated as a United States person.

A “Non-U.S. Holder” is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the beneficial owner, the U.S. federal income tax treatment of a partner or owner in such partnership generally will depend upon the status of the partner or owner and the activities of the partnership. Holders that are partnerships (and partners or owners in such partnerships) are urged to consult their own tax advisors.

HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP, AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF SHARES OF OUR CLASS B COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

Tax Consequences to U.S. Holders

Taxation of Subscription Rights

Receipt of Subscription Rights

We believe and intend to take the position that a U.S. Holder’s receipt of subscription rights pursuant to the rights offering should be treated as a non-taxable distribution with respect to the holder’s existing shares of common stock for U.S. federal income tax purposes. However, the authorities governing transactions such as this rights offering are complex and do not speak directly to the consequences of certain aspects of this rights offering, including the inclusion of the backstop commitments by certain stockholders. Pursuant to Section 305(a) of the Code, in general, the receipt by a stockholder of a right to acquire stock or warrants should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) is subject to exceptions in Section 305(b) of the Code, which include “disproportionate distributions.” We do not believe the receipt of the subscription rights should be treated as a disproportionate distribution, but the rules related to disproportionate distributions are complex. A disproportionate distribution is a distribution or a series of distributions, including a deemed distribution, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits. The Treasury Regulations under Section 305 generally treat distributions of cash or non-stock property within 36 months of another distribution as a series of distributions. During the last 36 months, we have not made any distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire common stock. Currently we do not intend to make any future distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire common stock; however, there is no guarantee that we will not make such distributions in the future.

Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights as of the time of receipt would be taxable to holders of our common stock to which the subscription right is distributed as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2023.

The following discussion assumes that the distribution of the subscription rights is a non-taxable distribution to holders of our common stock for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights a U.S. Holder receives is less than 15% of the fair market value of the holder’s existing shares of common stock (with respect to which the subscription rights are distributed) on the date the holder receives the subscription rights, the subscription rights will be allocated a zero dollar basis for U.S. federal income tax purposes, unless the holder elects to allocate the holder’s basis in the holder’s existing shares of common stock (with respect to which the subscription rights are distributed) between the holder’s existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights, determined on the date of receipt of the subscription rights. If a U.S. Holder chooses to allocate basis between the holder’s existing common shares and the subscription rights, the holder must make this election on a statement included with the holder’s timely filed tax return (including extensions) for the taxable year in which the holder receives the subscription rights. Such an election is irrevocable.

If the fair market value of the subscription rights a holder receives is 15% or more of the fair market value of the holder’s existing shares of common stock (with respect to which the subscription rights are distributed) on the date the holder receive the subscription rights, then the holder must allocate the holder’s basis in the holder’s existing shares of common stock (with respect to which the subscription rights are distributed) between those shares and the subscription rights the holder receives in proportion to their fair market values determined on the date the holder receives the subscription rights.

The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our shares of common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Exercise of Subscription Rights

Generally, a U.S. Holder will not recognize gain or loss upon the exercise of subscription rights in the rights offering. The tax basis in the Class B common stock acquired upon exercise of subscription rights will equal the sum of the subscription price and the U.S. Holder’s adjusted tax basis, if any, in the subscription rights as determined above under “Tax Basis in the Subscription Rights.” The holding period of shares of Class B common stock acquired upon exercise of subscription rights in the rights offering will begin on the date of exercise.

If you exercise subscription rights received in the rights offering after disposing of the shares of our common stock with respect to which such subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of the tax basis between the shares of common stock previously sold and the subscription rights, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock previously sold, and (3) the impact of such allocation on the tax basis of the shares of our Class B common stock acquired upon exercise of the subscription rights. If a U.S. Holder exercises subscription rights received in the rights offering after disposing of shares of our common stock with respect to which the subscription rights are received, the U.S. Holder should consult with the holder’s own tax advisor regarding the tax treatment of the exercise of the subscription rights.

Expiration of Subscription Rights

If a U.S. Holder allows subscription rights received in the rights offering to expire without being exercised, the U.S. Holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. Holder should re-allocate any portion of the tax basis in the holder’s existing common stock previously allocated to the subscription rights that have expired to the existing common stock with respect to which such subscription rights were received. If a U.S. Holder allows subscription rights to expire after disposing of shares of our common stock with respect to which the subscription rights are received, the U.S. Holder should consult with the holder’s own tax advisor regarding the tax treatment of the expiration of the subscription rights.

Taxation of Common Stock

Distributions

Distributions with respect to shares of our Class B common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.

Dividend income received by certain non-corporate U.S. holders with respect to shares of our Class B common stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, under current law, provided that the U.S. Holder meets applicable holding period and other requirements. Dividend income on our shares of Class B common stock paid to U.S. Holders that are domestic corporations generally will qualify for the dividends-received deduction if the requisite holding period is satisfied.

To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the holder’s adjusted tax basis in such shares of our Class B common stock and thereafter as capital gain.

Sale, Exchange, Redemption, or Other Taxable Disposition of Common Stock

If a U.S. Holder sells or otherwise disposes of shares of Class B common stock acquired upon exercise of subscription rights in a taxable transaction, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in the shares. The amount realized is generally the amount of cash received plus the fair market value of any other property received for such shares. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for such shares is more than one year at the time of disposition. Under current law, long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and/or backup withholding with respect to dividend payments and the gross proceeds from the disposition of shares of our Class B common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if the U.S. Holder (1) fails to furnish the holder’s social security or other taxpayer identification number, or TIN, (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly, or (4) fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that the holder is not subject to backup withholding and that the U.S. Holder is a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle the holder to a refund with respect to) the holder’s U.S. federal income tax liability, provided that the required tax returns information are timely furnished by such holder to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate their exempt status. U.S. Holders are urged to consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to Non-U.S. Holders

Taxation of the Subscription Rights

Receipt, Exercise, and Expiration of the Subscription Rights

The discussion below assumes that the receipt of subscription rights will be treated as a non-taxable distribution as discussed above. In such case, Non-U.S. Holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise, or expiration of the subscription rights. It is possible that the receipt of the subscription rights could be a taxable event and taxable as a distribution on our common stock. See “Tax Consequences to U.S. Holders — Taxation of Subscription Rights — Receipt of Subscription Rights” above and “— Taxation of Distributions on Common Stock” below for more information.

Taxation of Distributions on Common Stock

Any distributions of cash or property made with respect to our Class B common stock to a Non-U.S. Holder generally will be subject to withholding tax to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, if any, at a rate of 30% (or a lower rate prescribed by an applicable income tax treaty). In order to obtain a reduced withholding tax rate under a tax treaty, if applicable, a Non-U.S. Holder will be required to provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying the holder’s entitlement to benefits under a treaty. In addition, a Non-U.S. Holder will not be subject to withholding tax if the Non-U.S. Holder provides an IRS Form W-8ECI certifying that the distributions are effectively connected with the holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, are attributable to a permanent establishment maintained by such Non-U.S. Holder within the United States); instead, the Non-U.S. Holder generally will be subject to U.S. federal income tax, net of certain deductions, with respect to such income at the same rates applicable to U.S. persons. If a Non-U.S. Holder is a corporation, a “branch profits tax” of 30% (or a lower rate prescribed by an applicable income tax treaty) also may apply to such effectively connected income. Non-U.S. Holders may be required to periodically update their IRS Forms W-8. Any distribution will also be subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “FATCA.”

Sale or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of shares of our Class B common stock unless:

•        the gain is effectively connected with the holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States);

•        the Non-US. Holder is an individual, is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met (in which case the Non-U.S. Holder will be subject to a 30% tax, or such lower rate as may be specified by an applicable income tax treaty, on the net gain derived from the disposition, which may be offset by the holder’s U.S.-source capital losses, if any, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses); or

•        we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes during the five-year period preceding such disposition (or the Non-U.S. holder’s holding period, if shorter) unless our Class B common stock is regularly traded on an established securities market and the Non-U.S. Holder held no more than 5% of our outstanding Class B common stock, directly or indirectly, actually or constructively, during the shorter of the five year period ending on the date of the disposition or the period that the Non-U.S. Holder held our Class B common stock.

Gain that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder within the United States) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If a Non-U.S. Holder is a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.

A domestic corporation is treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests, and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a USRPHC. In addition, no assurance can be provided that our Class B common stock will be regularly traded on an established securities market. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a USRPHC and the exception for 5% or less stockholders.

Information Reporting and Backup Withholding

Distributions on our Class B common stock and the amount of tax withheld, if any, with respect to such distributions will generally be subject to information reporting. If a Non-U.S. Holder complies with certification procedures to establish that the holder is not a U.S. person, backup withholding generally should not apply to distributions on our Class B common stock and information reporting and backup withholding generally should not apply to the proceeds from a sale or other disposition of shares of our Class B common stock. Generally, a Non-U.S. Holder will be deemed to have complied with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), as applicable, or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. The amount of any backup withholding will generally be allowed as a refund or credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on dividends on our Class B common stock and gross proceeds from the sale or other disposition of our Class B common stock if paid to a foreign entity unless (1) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (2) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (3) the foreign entity is otherwise excepted under FATCA.

Withholding under FATCA generally applies to payments of dividends on our Class B common stock. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our Class B common stock, under proposed U.S. Treasury Regulations, withholding on payments of gross proceeds currently is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

If withholding under FATCA is required on any payment related to our Class B common stock, holders not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be able to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class B common stock and the entities through which they hold our Class B common stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP, AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF SHARES OF OUR CLASS B COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

PLAN OF DISTRIBUTION

As soon as practicable after the record date, subscription rights, subscription rights certificates, and copies of this prospectus will be distributed to eligible stockholders. If you wish to exercise your subscription rights in this rights offering, you should timely comply with the procedures described in “The Rights Offering” in this prospectus.

We have not employed any brokers, dealers, or underwriters in connection with the solicitation of exercise of subscription rights, and, except as described herein, no other commissions, fees, or discounts will be paid in connection with this rights offering. While certain of our directors, officers, and other employees may solicit responses from you, those directors, officers, and other employees will not receive any commissions or compensation for their services other than their normal compensation.

We are not paying any commitment fee to the standby purchasers. They are, however, entitled to receive reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, execution, and delivery of the standby purchase agreement and the transactions contemplated thereby, including reasonable and documented fees and disbursements of counsel to each standby purchaser. Except for the standby purchase agreement or as otherwise disclosed in this prospectus, we have not agreed to enter into any standby or other arrangements to purchase or sell any subscription rights or any underlying shares of our Class B common stock.

We have agreed to pay the customary fees and expenses of the subscription agent and information agent in relation to the rights offering. We have agreed to pay the customary fees and expenses of D.A. Davidson & Co. as financial advisor to the special committee, in relation to the rights offering. We estimate that our total expenses in connection with the rights offering will be approximately $            million.

We have not entered into any agreements regarding stabilization activities with respect to our securities. If you have any questions, you should contact the information agent by phone, e-mail or mail as follows:

Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718
Toll Free: (888)789-8409
E-mail: shareholder@broadridge.com

LEGAL MATTERS

The validity of the shares of our Class B common stock in respect of which this prospectus is being delivered is being passed upon for us by Snell & Wilmer L.L.P.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of RumbleOn, Inc. as of and for the year ended December 31, 2022 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of RumbleOn, Inc. as of and for the year ended December 31, 2021 appearing in RumbleOn, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 have been audited by FORVIS, LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Their report does not cover the effects of the adjustments to retrospectively apply the change in accounting presentation described in Note 20 to such consolidated financial statements. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other documents and information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.rumbleon.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the securities covered by this prospectus.

•        Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 16, 2023, including Amendment No. 1 to the Annual Report on Form 10-K/A filed with the SEC on April 28, 2023;

•        Definitive Proxy Statement on Schedule 14A filed with the SEC on June 23, 2023;

•        Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 filed with the SEC on May 10, 2023 and June 30, 2023 filed with the SEC on August 9, 2023;

•        Current Reports on Form 8-K filed with the SEC on January 20, 2023; March 15, 2023; April 5, 2023; April 5, 2023; May 3, 2023; May 10, 2023; May 15, 2023; May 25, 2023, May 26, 2023; June 15, 2023 (as amended on August 18, 2023); June 16, 2023; July 6, 2023; July 12, 2023; July 20, 2023 (as amended on July 26, 2023); August 2, 2023; August 11, 2023; August 17, 2023; August 28, 2023; September 5, 2023; September 14, 2023; September 14, 2023; and September 27, 2023 (other than the portions of those documents deemed to be furnished and not filed);

•        Any other filings we make pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

•        The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 18, 2017, as updated by the description of registrant’s securities contained in Exhibit 4.11 to the Annual Report on Form 10-K for the year ended December 31, 2019, filed on May 29, 2020.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

RumbleOn, Inc.
Attn: General Counsel
901 W. Walnut Hill Lane, Suite 110A
Irving, Texas 75038
Telephone: (214) 771-9952

Subscription Rights to Purchase Up to            Shares
of Class B Common Stock at $            Per Share

________________________________

PRELIMINARY PROSPECTUS

________________________________

, 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

Set forth below are estimates (except in the case of the SEC registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby.

SEC registration fee	$
Printing expenses
Accounting fees and expenses
Legal fees and expenses
Subscription agent and information agent fees and expenses
Financial advisory fees
Miscellaneous
Total	$

Item 15.     Indemnification of Directors and Officers.

No director of RumbleOn will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our articles of incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•        acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or

•        unlawful distributions in violation of Section 78.300 of the NRS.

We are a corporation organized under the laws of the State of Nevada. Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless (a) the presumption that a director or officer acted in good faith, on an informed bases and with a view to the interest of the corporation is rebutted; and (b) it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.751 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of any action or suit. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses. Section 78.751 of the NRS requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. Under Section 78.751 of the NRS, if so provided in the corporation’s articles of incorporation, bylaws, or other agreement, a corporation may be required to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Article VI of our amended bylaws provides for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties. Our bylaws, therefore, limit the liability of directors consistent with Section 78.7502 and Section 78.751 of the NRS.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting RumbleOn. In the event a stockholder believes the officers or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in RumbleOn in connection with such sale or purchase, including the misapplication by any such officer or director of proceeds from a sale of securities may be able to recover such losses from us.

At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification or advancement is sought. We are not aware of any threatened litigation that may result in claims for advancement or indemnification.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.     Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation filed on October 24, 2013 (Incorporated by reference to Exhibit 3(i)(a) in the Company’s Registration Statement on Form S-1/A, filed on March 20, 2014).
3.2	Certificate of Amendment to Articles of Incorporation, filed on February 13, 2017 (Incorporated by reference to Exhibit 3.3 in the Company’s Annual Report on Form 10-K, filed on February 14, 2017).
3.3	Certificate of Amendment to Articles of Incorporation, filed on June 25, 2018 (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed on June 28, 2018).
3.4	Certificate of Designation for the Series B Preferred Stock (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed on October 31, 2018).
3.5	Certificate of Change (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed on May 19, 2020).
3.6

Certificate of Amendment to Articles of Incorporation, filed on August 3, 2021 (Incorporated by reference to Exhibit 3.1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed on August 4, 2021).

3.7	Amended and Restated Bylaws of RumbleOn, Inc., dated October 8, 2021 (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed on October 8, 2021).

Exhibit No.	Description
3.8	Amendment to Amended and Restated Bylaws of RumbleOn, Inc., dated May 9, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 10, 2023).
4.1

See Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, and 3.8 for provisions of the Articles of Incorporation, as amended, and the Amended and Restated Bylaws, as amended, which define the rights of the stockholders of Class B Common Stock.

4.2	Sample Stock Certificate – Class B Common Stock (Incorporated by reference to Exhibit 4.4 in the Company’s Registration Statement on Form S-1/A filed on September 27, 2017).
4.3	Warrant to Purchase Class B Common Stock, dated October 30, 2018 (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed on October 31, 2018).
4.4

Indenture, dated January 14, 2020, between RumbleOn, Inc. and Wilmington Trust National Association (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed on January 16, 2020).

4.5

Form of 6.75% Convertible Senior Note due 2025 (included as Exhibit A to the Indenture filed as Exhibit 4.1) (Incorporated by reference to Exhibit 4.2 in the Company’s Current Report on Form 8-K, filed on January 16, 2020).

4.6	Description of Registrant’s Securities (Incorporated by reference to Exhibit 4.11 in the Company’s Annual Report on Form 10-K, filed on May 29, 2020).
4.7	Form of 2023 Warrant (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed on August 17, 2023).
4.8	Form of Rights Certificate.
5.1*	Opinion of Snell & Wilmer L.L.P.
23.1*	Consent of Snell & Wilmer L.L.P. (contained in Exhibit 5.1).
23.2	Consent of Grant Thornton LLP.
23.3	Consent of FORVIS, LLP.
24.1	Powers of Attorney (included in the signature pages to the Registration Statement).
99.1

Purchase Agreement, dated as of August 8, 2023, by and among the Company, Mark Tkach, William Coulter and Stone House Capital Management, LLC (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K as filed with the SEC on August 11, 2023).

99.2	Instructions as to Use of Subscription Rights Certificate.
99.3	Form of Notice to Stockholders Who Are Record Holders.
99.4	Form of Notice to Stockholders Who Are Acting as Nominees.
99.5	Form of Notice to Clients of Stockholders Who Are Acting as Nominees.
99.6	Form of Nominee Holder Certification.
99.7	Form of Beneficial Owner Election Form.
107	Filing fee table.

____________

*        To be filed by amendment.

Item 17.     Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)      to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)       each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)      each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)      That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       any preliminary prospectus or prospectus of such undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)     any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on October 4, 2023.

RUMBLEON, INC.
By:	/s/ Mark Tkach
Name:	Mark Tkach
Title:	Interim Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of RumbleOn, Inc., hereby severally constitute and appoint Mark Tkach and Steven Pully, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable Blue Apron Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark Tkach	Interim Chief Executive Officer and	October 4, 2023
Mark Tkach	Director (Principal Executive Officer)
/s/ Blake Lawson	Chief Financial Officer	October 4, 2023
Blake Lawson	(Principal Financial and Accounting Officer)
/s/ Steven Pully	Director and Executive Chairman	October 4, 2023
Steven Pully
/s/ William Coulter	Director	October 4, 2023
William Coulter
/s/ Melvin Flanigan	Director	October 4, 2023
Melvin Flanigan
/s/ Kevin Westfall	Director	October 4, 2023
Kevin Westfall
/s/ Rebecca Polak	Director	October 4, 2023
Rebecca Polak
/s/ Mark Cohen	Director	October 4, 2023
Mark Cohen